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Interpool, Inc.

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LOGO	| | | |	INTERPOOL, INC. INTERPOOL, INC. 211 College Road East Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 15, 2004

Princeton, New Jersey
November 18, 2004

Dear Fellow Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INTERPOOL, INC. (the "Company") will be held at The Union League Club, 38 East 37th Street, New York, New York 10016 (business attire required) on Wednesday, December 15, 2004, at 11:00 a.m., Eastern Time, for the following purposes:

(1)	to elect two (2) directors to serve as Class I directors for a term of two years and two (2) directors to serve as Class II directors for a term of three years and, in each case, until their successors shall have been elected and shall have qualified;

(2)	to approve the 2004 Stock Option Plan for Key Employees and Directors of Interpool, Inc.;

(3)	to approve the Interpool, Inc. 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors;

(4)	to approve the issuance of up to 8,333,333 shares of the Company's common stock upon the exercise of certain warrants sold by the Company in connection with a private transaction consummated by the Company;

(5)	to ratify the appointment of KPMG LLP as the Company's independent accountants for the 2004 fiscal year; and

(6)	to act upon such other matters as may properly come before the meeting or any adjournments thereof.

           All holders of common stock of record at the close of business on November 10, 2004 will be entitled to notice and to vote at the Annual Meeting.

           Regardless of whether you vote using a traditional proxy card, through the Internet or by telephone, you may change your vote at any time before it is voted at the meeting.

By Order of the Board of Directors

Martin Tuchman
Chairman and Chief Executive Officer

INTERPOOL, INC.
211 College Road East
Princeton, New Jersey 08540

PROXY STATEMENT

           This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Interpool, Inc. (the "Company") of proxies for use at our Annual Meeting of Stockholders (the "Annual Meeting") to be held on December 15, 2004 at 11:00 a.m., Eastern Time, and at any adjournments thereof.

           This Proxy Statement, Notice of Meeting and Form of Proxy for 2004 are being mailed to each stockholder at such holder’s address of record on or about November 21, 2004.

GENERAL

           Only stockholders of record at the close of business on November 10, 2004 are entitled to notice and to vote the shares of our common stock (the "common stock") held by them on that date at the Annual Meeting or any adjournments thereof.

           If the accompanying proxy card is voted by casting your vote via regular mail, or via the Internet or telephone by following the instructions on the Proxy Card, and is not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for approval of each of the proposals contained herein, and, with regard to all other matters that may properly come before the meeting, as recommended by the Board of Directors; or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing a revoking instrument or a duly executed proxy bearing a later date with our Secretary. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

           The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on November 10, 2004 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of November 10, 2004, there were 27,378,846 shares of common stock outstanding.

           The cost of soliciting proxies in the enclosed form will be borne by us. It is expected that the solicitation will be primarily by mail. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, telephone or facsimile. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

ITEM 1.      ELECTION OF DIRECTORS

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

NAME	AGE	POSITION

Martin Tuchman (a)(b)	63	Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer
Arthur L. Burns (c) Peter D. Halstead (a)(b)(c)(d)(e) Clifton H.W. Maloney (c)(d)(e) Micheal S. Mathews Warren L. Serenbetz (a) William J. Shea Joseph J. Whalen (a)(c)(d)(e) James F. Walsh	59 62 67 [ ] 80 [ ] 72 55	General Counsel, Executive Vice President and Director Director Director Director Director Director Director Executive Vice President and Chief Financial Officer
Richard W. Gross Herbert Mertz Brian Tracey Christopher N. Fermanis William Geoghan	59 51 55 55 54	Executive Vice President and Chief Operating Officer of Interpool
Limited
Executive Vice President, Chief Administrative Officer, Chief
Operating Officer of Trac Lease
Senior Vice President (Chief Accounting Officer)
Senior Vice President-Law, General Counsel Interpool Limited and
Trac Lease
Senior Vice President

_________________
(a) member of Compensation Committee in 2002 and 2003
(b) member of Stock Option Committee in 2002 and 2003
(c) member of Corporate Governance Committee in 2004
(d) member of Audit Committee in 2002, 2003 and 2004
(e) member of the Compensation Committee in 2004

           Our Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. Two director nominees for each of Class I and Class II will be standing for election at the 2004 Annual Meeting. Our Board of Directors proposes that the nominees described below be elected Class I and Class II directors for a term of two and three years, respectively, and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that the nominees will not serve if elected, but if any or all of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

           Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, all Class I nominees are expected to serve until the 2006 Annual Meeting and Class II nominees until the 2007 Annual Meeting and, in each case, until their successors are duly elected and qualified. Warren L. Serenbetz, Sr., a director since February 1988, has advised the Company that he will not be standing for re-election as a Class I director at the 2004 Annual Meeting of Stockholders.

CLASS I - DIRECTORS STANDING FOR ELECTION
Term Expires at the 2006 Annual Meeting

           Warren L. Serenbetz, Jr. was approved for nomination by the Corporate Governance Committee and the Board of Directors in November 2004 and will stand for election for an initial two year term as a Class I director at the 2004 Annual Stockholders Meeting. Mr. Serenbetz is currently President and Chief Executive Officer of Radcliff Group, Inc., an investment management company. From 1992 through 2003, Mr. Serenbetz was Vice-President of Marketing at Pechiney Plastic Packaging, Inc., a multinational consumer packaging business with facilities in North America, Europe, Latin America and Asia. From 1986 to 1992, he was Managing Director - Marketing, of American Can Company. Mr. Serenbetz holds a bachelor of science degree in engineering from Lehigh University and an MBA -Finance from Wharton School at University of Pennsylvania. Mr. Serenbetz is the son of Warren L. Serenbetz, Sr.

           Joseph J. Whalen has served as a member of our Board of Directors since April 1996. He originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen’s New York and New Jersey offices for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants. Mr. Whalen also serves on the Board of Directors of Griffon Corporation. Mr. Whalen is a Certified Public Accountant in New Jersey and holds a bachelor’s degree from St. Peter’s College. The Board of Directors has determined that Mr. Whalen, a member of our Audit Committee, qualifies as an "audit committee financial expert," as such term is defined in the rules of the Securities and Exchange Commission.

CLASS II - DIRECTORS STANDING FOR ELECTION
Term Expires at the 2007 Annual Meeting

           Clifton H. W. Maloney has served as a member of our Board of Directors since February 2000. He has been President of C.H.W. Maloney & Co., Incorporated, a private investment firm, since 1981. He was a Vice President in investment banking at Goldman, Sachs & Co. from 1974 to 1981. Mr. Maloney is a Director of Chromium Industries, Inc., and The Wall Street Fund. Mr. Maloney holds a bachelor's degree in Engineering from Princeton University and an MBA degree from Harvard Business School.

           Michael S. Matthews was appointed to the Board of Directors in November 2004. Mr. Mathews, an experienced international investment banker, private equity investor and corporate director, is currently the managing director of Westgate Capital Co., a firm he founded in 1993 to identify and structure investment opportunities on behalf of private investors. Mr. Mathews served on the Board of Petroleum Geo-Services from 1993 until September 2002. From 1998 to 2002, he served as Vice Chairman of PGS and held the position as Chairman of the Compensation Committee and was a member of the Audit Committee. From 1989 to 1992, Mr. Mathews served as managing director of Bradford Ventures Ltd., a private investment firm involved in equity investments, including acquisitions. Mr. Mathews received an A.B. from Princeton University in 1962 and received a J.D. from the University of Michigan Law School in 1965.

           William J. Shea, Jr. was appointed to the Board of Directors in November 2004. Mr. Shea is president and co-founder of Kelley Transportation Services, Inc, a transportation equipment manufacturing and leasing business headquartered in San Francisco. From 1987-2004, he served as president of Bay Cities Leasing LLC an operating leasing company specializing in domestic containers, chassis and intermodal trailers. In 1994, Mr. Shea was named program manager of the EMP Program - a national pool of 30,000 domestic containers and chassis operating on Union Pacific, Norfolk Southern, CP Rail, CN and other Class 1 rail systems. To facilitate EMP Program expansion, Bay Cities Leasing formed a joint venture with Union Pacific, called Bay Pacific Financial, to provide $400 million of capital to the program. Mr. Shea served as co-chairman of Bay Pacific Financial from 1994-2004, when he and his partner completed the sale of Bay Cities Leasing to Transport International Pool, a unit of GE Capital Services. Mr. Shea is active in numerous charities. He received a B.S. in Economics from the Wharton School of the University of Pennsylvania in 1977.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF THE CLASS I AND CLASS II NOMINEES.

DIRECTORS CONTINUING IN OFFICE

CLASS III- Term Expires at the 2005 Annual Meeting

           Martin Tuchman has served as our Chairman of the Board of Directors and Chief Executive Officer of Interpool, Inc. since February 1988 and as President and Chief Operating Officer since October 2003. He is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease since June 1987, President of Trac Lease from June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. Mr. Tuchman is Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, comprised of leading international executives organized to promote understanding and cooperation between business and government. He was formerly a member of the Board of Trustees of the New Jersey Institute of Technology and currently, a member of the NJIT Board of Overseers. He is also a member of the Board of Directors of Stevens Institute of Technology’s Web Campus. In 1995, Mr. Tuchman was honored as Entrepreneur Of The Year in an awards program sponsored by Ernst & Young LLP and in 1996 was named Alumnus of the Year by the New Jersey Institute of Technology. Mr. Tuchman is a member of the Board of Trustees of The Parkinson’s Alliance and serves on the Board of Directors of the Parkinson’s Disease Foundation of Columbia Presbyterian Hospital in New York. As Chairman of The Tuchman Foundation, he works closely with all Parkinsons organizations whose scientists select grants seeking National Institute of Health’s (NIH) approval. In 2000, Mr. Tuchman was honored by The Smithsonian Institution for his extensive case study of Interpool for the 2000 Computerworld Smithsonian Collection and Interpool was nominated for the World Smithsonian Award. Interpool’s material is now part of the Permanent Research Collection on Information Technology at The Smithsonian’s National Museum of American History. Mr. Tuchman is a member of the Yardville National Bancorp’s Board of Directors and serves on its Executive Committee of the Board of Directors. In addition, Mr. Tuchman is Treasurer and serves on the Board of Trustees and the Finance Committee of TASK, the Trenton Area Soup Kitchen. Mr. Tuchman holds a bachelor’s degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master’s degree in business administration from Seton Hall University.

           Arthur L. Burns has served as a director since January 1990. He was our General Counsel and Secretary from January 1990 until 1996 and continued to serve as non-employee General Counsel until February 2003. Mr. Burns rejoined the Company as General Counsel and Executive Vice President in October 2003. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns served as Assistant General Counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor’s degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

           Peter D. Halstead has served as a member of our Board of Directors since June 1994. Mr. Halstead is a retired Executive Vice President of Summit Bancorp where he worked in various capacities since 1971. He is now the Principal of P.D. Halstead Associates LLC, a firm consulting in corporate administration and finance. Mr. Halstead is a Director of Metlife Bank N.A., a wholly owned subsidiary of Metlife, and is a Senior Vice President/Managing Director of Commerce Bank, N.A. Mr. Halstead has served as a Trustee for numerous associations including McCarter Theatre and as Treasurer of the National Kidney Foundation of the Delaware Valley. Mr. Halstead holds a bachelor’s degree from Colgate University and an MBA degree from Fairleigh Dickinson University.

NON-DIRECTOR EXECUTIVE OFFICERS

           James F. Walsh was appointed to serve as our Executive Vice President in December 2003 and Chief Financial Officer in February 2004. In 1998 Mr. Walsh joined C-S Aviation Services, an aircraft operating lease company, as Senior Vice President and Chief Financial Officer and also served as President from 2000 to 2003. From 1987 to 1993 Mr. Walsh served as Senior Vice President and Chief Financial Officer of Polaris Aircraft Leasing Corporation, a GE Capital company, and, following the incorporation of Polaris into GE Capital Aviation Services (GECAS) in 1993, Mr. Walsh was named Senior Vice President and Chief Financial Officer of GECAS. Prior to joining Polaris, Mr. Walsh held various financial positions during sixteen years with GE Capital and General Electric Company. Mr. Walsh holds a Bachelor of Arts degree in economics from Rutgers College and an MBA degree from the University of Bridgeport.

           Richard W. Gross served as Acting Chief Financial Officer from July 2003 to February 2004 and was appointed Executive Vice President in December 2003. Mr. Gross currently serves as Executive Vice President of the Company and Director and Chief Operating Officer of Interpool Limited. Mr. Gross rejoined us in 2002 as Senior Vice President of Finance after most recently serving as Vice President of Finance and Chief Financial Officer of Balboa Capital Corporation from 1998 – 2001. Previously Mr. Gross had been with us for more than twenty years in various senior financial positions, having responsibility for investor and lender relations. Prior to first joining Interpool in 1972, Mr. Gross spent five years with Arthur Andersen in their New York office. Mr. Gross is a certified public accountant and received a Bachelor of Science degree in Accounting from Long Island University.

           Herbert Mertz served as our Director of Information Systems from December 1988 to September 2000. In September 2000, he was appointed Executive Vice President and Chief Administrative Officer, also serving as Chief Operating Officer of Trac Lease. Mr. Mertz currently serves as Chief Administrative Officer and Executive Vice President of the Company and Chief Operating Officer of Trac Lease. Prior to joining us, Mr. Mertz was an independent consultant in the computer industry. From 1980 to 1983, Mr. Mertz was President of Princeton Energy Partners, an international franchise company in the field of energy conservation. Mr. Mertz holds a bachelor’s degree in engineering from Princeton University. He is an associate member of Sigma Xi, the North American Research Society.

           Brian Tracey has served as Senior Vice President of Interpool, Inc. since October, 2000 and was appointed Chief Accounting Officer during 2003. Mr. Tracey joined Interpool when Interpool acquired the assets of the North America Intermodal Division of Transamerica Leasing, Inc. (Transamerica). Prior to joining Interpool, Mr. Tracey was Senior Vice President of Finance and Business Development at Transamerica where he had held numerous financial positions after joining Transamerica in 1982. From 1970 to 1982, Mr. Tracey worked in the audit practice of Arthur Andersen & Co. Mr. Tracey is a Certified Public Accountant and holds an undergraduate degree in accounting from Pace College.

           Christopher N. Fermanis has been with the Company since 1981. He holds the positions of Senior Vice President – Law of Interpool, Inc. and General Counsel of Interpool Limited and Trac Lease, Inc. Mr. Fermanis served as General Counsel of the Company between February and October 2003. Prior to joining Interpool, Mr. Fermanis was an associate attorney for six years with the New York law firm of Haight, Gardner, Poor & Havens (now Holland & Knight). He holds a bachelor’s degree from Princeton University and a law degree from the University of Michigan Law School.

           William Geoghan has served as Senior Vice President of each of Interpool, Interpool Limited and Trac Lease since 1998. Previously, Mr. Geoghan served as Controller of Interpool from 1992 to 1998 and Vice President and Controller of Interpool Limited from 1989 to 1998. Mr. Geoghan joined Interpool Limited in 1981 and served as Assistant Controller for Interpool Limited from 1985 to 1989. Mr. Geoghan is a Certified Public Accountant and holds a bachelor’s degree in commerce from Rider University.

COMMITTEES OF THE BOARD

           During 2003, the Board had standing Audit, Compensation and Stock Option Committees. Effective January 1, 2004, the Compensation Committee was appointed to administer the Company’s stock option plan and a Corporate Governance Committee was created. Special Committees may be appointed from time to time by the Board.

           Compensation Committee.

           The 2003 Compensation Committee was composed of Peter D. Halstead, Warren L. Serenbetz, Martin Tuchman and Joseph J. Whalen. The Committee's functions are to review the Company's general compensation strategy, establish salaries, review benefit programs and approve certain employment contracts. The Compensation Committee met twice in fiscal 2003.

           Compensation Committee Interlocks and Insider Participation. During fiscal year 2003, Mr. Tuchman participated in deliberations of the Compensation Committee and the Company’s Board of Directors concerning executive officer compensation. Mr. Tuchman did not participate in discussions regarding his compensation as Chief Executive Officer.

          Audit Committee.

           The 2003 Audit Committee was comprised of independent directors, Peter D. Halstead, Joseph J. Whalen and Clifton H.W. Maloney. The Audit Committee’s functions are to review management’s maintenance of systems of internal control, financial reporting and application of generally accepted accounting principles. In addition, the Audit Committee reviews the scope of the services of our independent auditors and may recommend the independent auditors for appointment by the Board of Directors. The Audit Committee met seven times in 2003. Our audit committee consists of three independent directors acting under a formal audit committee charter.

           Stock Option Committee.

           The 2003 Stock Option Committee was composed of Messrs. Tuchman and Halstead. This committee was responsible for administering the Interpool, Inc. 1993 Stock Option Plan for Executive Officers and Directors (the "1993 Stock Option Plan").

           Corporate Governance Committee.

           In addition, our Board of Directors has created a Corporate Governance Committee. The Corporate Governance Committee is responsible for the selection, qualification and compensation of Board members and candidates. This committee also acts as a nominating committee for Board membership and oversees corporate governance matters. The members of the Corporate Governance Committee for 2004 are Messrs. Maloney (Chairman), Halstead, Whalen and Burns, of whom Messrs. Maloney, Halstead and Whalen are independent directors. The Corporate Governance Committee operates pursuant to a charter which is attached as an appendix hereto.

           The Corporate Governance Committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The Board has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board. It does, however, believe it appropriate for at least one member of the Board to meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that a majority of the members of the Board meet the definition of "independent director" within the meaning of applicable New York Stock Exchange listing standards. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Board's judgment, interfere with or limit such candidate's ability to do so. Each candidate should also be prepared to represent the best interests of all of Interpool’s stockholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Board also considers the director's past attendance at Board and Committee meetings and participation in and contributions to the activities of the Board.

           Code of Ethics. On December 30, 2003 we adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal financial officer and principal accounting officer. The purpose of the code is to promote the highest standards of integrity among Interpool employees in their dealings with and on behalf of Interpool, including dealings with our banks, our stockholders and with others from whom we obtain financing. The Code of Ethics was filed as Exhibit 14.1 to our 2003 Form 10-K.

           Compliance and Ethics Hotline. We have established procedures to receive, retain and address employee complaints received by the Company. These procedures include a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about accounting, internal controls or auditing matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.

           Our Board of Directors may establish other committees from time to time to facilitate the management of our business and affairs.

EXECUTIVE COMPENSATION

           The following table sets forth information for the calendar years ended December 31, 2003, 2002, and 2001 concerning the annual compensation earned by our chief executive officer and our four other most highly compensated executive officers:

                                                                                                    Long Term
                                                   Annual Compensation                             Compensation
                                           ----------------------------------          Other        # of Stock
 Name and Principal Position               Year       Salary          Bonus       Compensation(1)     Options
---------------------------------------    ----       --------       --------     ---------------  ------------
Martin Tuchman                             2003       $897,929       $751,041         $17,297              0
Chairman of the Board of                   2002        855,170        843,381(2)       31,005              0
Directors, Chief Executive                 2001        814,447        651,784          62,742              0
Officer, President and Chief Operating
Officer

Arthur L. Burns                            2003         88,459(3)      50,000          51,327              0
Executive Vice President                   2002              0              0               0              0
and General Counsel                        2001              0              0               0              0

Richard W. Gross                           2003        163,756        136,244               0              0
Executive Vice President and Chief         2002         30,541        100,000          41,300(5)           0
Operating Officer, Interpool Limited       2001              0              0          24,826(5)           0

Herbert Mertz                              2003        250,022         75,000           7,046              0
Executive Vice President, Chief            2002        250,000         50,000           7,046              0
Administrative Officer and                 2001        240,000        150,000           7,046              0
Chief Operating Officer, Trac Lease, Inc

Raoul J. Witteveen*                        2003        537,856              0         184,103(6)           0
Former Officer and Director                2002        602,691        843,381          18,998              0
                                           2001        573,991        651,784          22,542              0

Ernst Baenziger***                         2003        252,859        268,599         980,738(4)           0
Senior Vice President, Interpool           2002        179,508              0       1,864,288              0
Limited                                    2001        183,901              0         776,045              0

Mitchell I. Gordon**                       2003        137,352        200,000       1,228,100(7)           0
Former Officer and Director                2002        250,000              0               0         50,000
                                           2001        240,000              0               0              0

* Mr. Witteveen resigned as an Officer and Director effective October 9, 2003.
** Mr. Gordon resigned as an Officer effective July 17, 2003 and as a Director effective October 9, 2003.
*** Mr. Baenziger retired as an Officer effective March 31, 2004.

(1)	Amounts listed include payments made to or on behalf of the Executive for expenses as provided for in the Executive's employment agreement.

(2)	Mr. Tuchman earned a bonus in the amount of $843,381 based on criteria fixed by the Compensation Committee. Mr. Tuchman returned the entire earned 2002 bonus.

(3)	Mr. Burns rejoined the Company in October 2003. Amount shown includes payments made based on an annualized salary. See Employment Agreements.

(4)	Amount includes sales commissions. Prior to his retirement in March 2004, Mr. Baenziger was a Senior Vice President of Interpool Limited. Mr. Baenziger joined the Company in 1977.

(5)	Amount includes consulting fees paid prior to employment. See Employment Agreements.

(6)	Mr. Witteveen resigned in October 2003. Amount includes payments made in accordance with a Separation Agreement.

(7)	Mr. Gordon resigned in July 2003. Amount includes payments made in accordance with a Separation Agreement.

           For 2002, Mr. Tuchman was awarded a bonus of $843,381, of which $100,000 was paid in cash. The balance of the bonus was in the form of a stock award under our Deferred Bonus Plan. Pursuant to the terms of the Plan, this stock award consisted of a total of 60,407 shares of common stock, which were to vest over a ten-year period, commencing January 2, 2004. As discussed in our 2002 Form 10-K, Mr. Tuchman elected to voluntarily return to the Company the entire bonus he received for 2002.

Stock Option Activity During Fiscal 2002

           On September 5, 2002, 50,000 options to purchase common stock were granted pursuant to the 1993 Stock Option Plan For Executive Officers and Directors of Interpool, Inc., to former director and officer Mitchell I. Gordon.

Stock Option Activity During Fiscal Year 2003

           No options to purchase shares of the Company’s common stock were granted in fiscal year 2003 pursuant to the 1993 Stock Option Plan. During June and July 2003, former director and consultant John M. Bucher exercised 22,500 options to purchase common stock at an exercise price of $15.58 per share. The options were originally issued in 1997 under our 1993 Stock Option Plan. Both our 1993 Stock Option Plan and our Non-Qualified Stock Option Plan for Directions were originally adopted in March 1993 and expired in 2003.

Board Compensation and Attendance

           Since January 1, 2003, each member of the Board of Directors who is not an officer or executive consultant receives an annual service fee of $25,000 for serving on the Board plus $2,000 and reimbursement of expenses for each Board of Directors’ meeting attended and $1,000 for each committee meeting attended. The chairman of each committee also receives an additional $500 for each attended committee meeting. Additional compensation may be paid for participation in teleconferences and attendance at other meetings.

           The Board of Directors met four times during fiscal year 2003. All other actions were approved by unanimous written consent in lieu of formal meeting. Each current director attended at least 75% of all meetings of the Board of Directors and committees to which he was assigned that were held during 2003.

Deferral of Dividend Payment to Board Members

           As described in our 2003 Form 10-K report, in connection with the Company’s delayed SEC filings and the receipt of waivers from its lenders necessitated by the delayed filings beginning in January 2004, the members of the Company’s Board of Directors and certain of its affiliates who own shares of the Company’s common stock have agreed to defer their receipt of any dividend payments, including those the Company may declare in the future, until the Company is in compliance with all SEC filings requirements. As of October 15, 2004, recorded dividend payments in the amount of $3,488349.25 have been deferred.

1993 Stock Option Plan

           No options may be granted under the Stock Option Plan more than 10 years after the adoption of the 1993 Stock Option Plan, which period expired in March 2003. Effective January 1, 2004 the Compensation Committee will administer the 1993 Stock Option Plan.

           Our 1993 Stock Option Plan was adopted by our Board of Directors and approved by the stockholders in March 1993. A total of 6 million shares of common stock were reserved for issuance under the 1993 Stock Option Plan. Options were permitted to be granted under the 1993 Stock Option Plan to executive officers and Directors of Interpool or a subsidiary (including any executive consultant of Interpool and its subsidiaries), whether or not they are employees. As of December 31, 2003, 4,516,501 options were issued and outstanding, of which 4,466,501 are exercisable. Options under the 1993 Stock Option Plan have been granted to 18 persons.

           During 2003, the 1993 Stock Option Plan was administered by a committee of the Board of Directors consisting of Martin Tuchman and Peter Halstead, Directors. Effective January 2004, the 1993 Stock Option Plan is administered by the Compensation Committee. The 1993 Stock Option Plan does not require that the members of the committee administering it be "disinterested persons" within the meaning of Rule 16b-3, as from time to time amended, under the Securities Exchange Act of 1934. The committee administering the 1993 Stock Option Plan has the authority, within limitations as set forth in the 1993 Stock Option Plan, to establish rules and regulations concerning the 1993 Stock Option Plan. The committee has the right to cancel any outstanding options on the terms and upon the conditions as may be consented to by the optionee affected. In addition, the committee administering the 1993 Stock Option Plan has the authority, subject to the terms of the 1993 Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the common stock or our capital structure.

           Options under the 1993 Stock Option Plan are exercisable by the holder subject to terms fixed at the time of grant. No option can be exercised until at least six months after the date of grant. However, an option will be exercisable immediately upon the occurrence of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option):

(1) (2) (3)	the holder's retirement on or after attainment of age 65;
the holder's disability or death; or
special circumstances or events as the committee administering the 1993 Stock Option Plan determines merits special consideration.

      Under the 1993 Stock Option Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder, or, with respect to non-qualified stock options and subject to approval by the committee administering the 1993 Stock Option Plan, in shares issuable in connection with the option, or by such other method as the committee administering the 1993 Stock Option Plan may permit from time to time.

           Options granted under the 1993 Stock Option Plan are non-transferable and non-assignable; provided, however, that the estate of a deceased holder may exercise any options held by the decedent. If an option holder terminates employment with us and all subsidiaries or service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of employment or service to exercise the option. However, all options held by an option holder will terminate immediately if the termination is for cause, including but not limited to a result of a violation of the holder’s duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or the holder’s successor-in-interest, as the case may be, is permitted to exercise any option within three months of retirement or disability or within six months of death. Shares subject to options granted under the 1993 Stock Option Plan which expire, terminate or are canceled without having been exercised in full become available again for option grants.

           The Stock Option Plan may be terminated and may be modified or amended by the committee administering the 1993 Stock Option Plan or the Board of Directors at any time; provided, however, that (1) no modification or amendment increasing the aggregate number of shares which may be issued under options, increasing materially the benefits accruing to participants under the 1993 Stock Option Plan, or materially modifying the requirements as to eligibility to receive options will be effective without stockholder approval within one year of the adoption of the amendment and (2) no such termination, modification or amendment of the 1993 Stock Option Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof. The committee administering the 1993 Stock Option Plan may cancel or terminate an outstanding option with the consent of the holder and grant an option for the same number of shares to the individual based on the then fair market value of the common stock, which may be higher or lower than the exercise price of the canceled option.

Directors’ Stock Options

           Our Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the "1993 Directors’ Plan") was adopted by the Board of Directors and approved by the stockholders in March 1993. No further options will be granted under the 1993 Directors’ Plan. The 1993 Directors’ Plan provided for the automatic grant of non-qualified options to non-employee, non-consultant directors at the time the director first joins the Board. The 1993 Directors’ Plan authorized grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share was the fair market value of our common stock on the date the person becomes a director. The options granted pursuant to the 1993 Directors’ Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options’ grant date, one-third of the shares on the second anniversary of the options’ grant date and one-third of the shares on the third anniversary of the options’ grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 1993 Directors’ Plan expire ten years from their grant date except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation. Until last year, the 1993 Directors’ Plan was administered by the Stock Option Committee of the Board of Directors. Pursuant to the 1993 Directors’ Plan, an option to purchase 15,000 shares of common stock was granted to Peter D. Halstead in June 1994, to Joseph J. Whalen in April, 1996 and to Clifton H.W. Maloney in February, 2000. On September 16, 1998, pursuant to an option repricing program, 15,000 options held by each of Messrs. Halstead and Whalen were cancelled and replaced with newly issued options with an exercise price equal to the closing market price on September 16, 1998, the grant date, which vest six months from the grant date and expire ten years from the grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options.

401(k) Plan

           We have adopted a deferred savings plan which is intended to qualify under Section 401(k) of the Code. All our employees who are based in the United States are eligible to participate in the 401(k) Plan. Each participant may elect to defer the receipt of up to 15% (changed to 60% effective July, 2003) of such participant’s compensation on a pre-tax basis and have us contribute the deferred compensation to the 401(k) Plan on the participant’s behalf, up to the annual statutory limitation in effect at the time of the contribution. Such salary deferral contributions are 100% vested at all times. Amounts credited to a participant’s account are distributed to the participant at the earliest of (1) the termination of his or her employment with us, (2) a requested withdrawal after age 59 1/2 or upon evidence of disability or (3) a requested withdrawal due to financial hardship. The 401(k) Plan administrator may authorize loans from the 401(k) Plan to participants in a manner which is uniform and nondiscriminatory. Under the Code, salary deferral contributions are not taxable to the employee until the amounts are distributed to the employee, and all contributions are tax deductible to us. The 401(k) Plan provides for the making by us of any matching or profit sharing contributions to the 401(k) Plan, in the form of shares of common stock of Interpool.

Employment Agreements With Named Executive Officers

           We have an employment agreement with our Chief Executive Officer, Martin Tuchman which currently expires on December 31, 2011, except that on each January 1, the expiration date is automatically extended for an additional year unless we or Mr. Tuchman give written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

           As compensation for the services to be rendered under his employment agreement, Mr. Tuchman is currently paid an annual base salary of $942,825. The base salary under the employment agreement increases by a minimum of 5% each year. In addition, Mr. Tuchman is entitled to receive an annual bonus equal to 2% of the amount of any increase in our net income during the year from its net income during the preceding year. Because our 2003 net income exceeded our net income from the previous year, a bonus in the amount of $751,041 was earned by Mr. Tuchman for 2003. Mr. Tuchman may be entitled to receive discretionary additional bonuses as determined by our Compensation Committee. The employment agreement (1) includes a non-competition provision; (2) provides that, in the event of the employee’s death, the employee’s base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and (3) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to our medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement. Mr. Tuchman may also be entitled to receive incentive bonuses as determined by our Compensation Committee.

           In addition to the compensation (including bonuses) provided for under his employment agreement, Mr. Tuchman also receives bonuses under a bonus plan the Compensation Committee of our Board of Directors adopted effective January 1, 2000, with three measures of incentive bonus performance: (1) increase in stock price; (2) increase in net income over the highest previous year; and (3) maintaining an investment grade debt rating. Based upon the plan as adopted, Mr. Tuchman received additional bonuses for 2003, 2002 and 2001, in amounts of $0, $843,381 and $651,784, respectively. As discussed in our 2002 Form 10-K, Mr. Tuchman elected to voluntarily relinquish his entire 2002 bonus.

Increase in Net Income: To the extent that our net income exceeds that of the highest previous year, a bonus equal to 10% of the increase is to be paid to our Chief Executive Officer. No bonus was paid to Mr. Tuchman in respect to this performance measure for 2003, 2002 or 2001.

Investment Grade Rating: Our Chief Executive Officer is entitled to a bonus of $100,000 for each year in which we maintain an investment grade debt rating by either Moody’s or Standard and Poor’s at year-end. Under this measure, Mr. Tuchman received bonuses of $100,000 for each of 2002 and 2001. No bonus under this performance measure was awarded in 2003.

Increased Stock Price: To the extent our average stock price for a year exceeds the highest average stock price for any prior year, our Chief Executive Officer will receive a bonus in the amount of 1.5% of the increase in the average aggregate market value of our common stock. Because our 2001 average stock price exceeded the previous "high water mark," a bonus in the amount of $551,784 was awarded to Mr. Tuchman for 2001 under this performance measure. Because our 2002 average stock price exceeded the 2001 average stock price, a bonus in the amount of $743,381 was awarded to Mr. Tuchman for 2002 under this performance measure. No bonus under this performance measure was awarded in 2003.

           We have entered into an employment agreement with Arthur L. Burns, Executive Vice President, General Counsel and Director of the Company. Mr. Burns’s employment agreement with the Company became effective on July 1, 2004 and currently expires on October 16, 2006, except that on October 17, 2006 and on each three year anniversary of such date, the term shall be automatically extended for an additional three year period, unless the Company or Mr. Burns shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. Mr. Burns is currently paid an annual base salary of $375,000, participates in all Company fringe benefits programs, and is entitled to receive a target bonus in the amount of $125,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2005 and on each subsequent January 1, Mr. Burns’s salary and target bonus shall be either maintained or adjusted upwards as determined in the sole discretion of the Compensation Committee. In addition, Mr. Burns is reimbursed for all transition expenses through June 30, 2005 and will receive up to $100,000 in transition expenses thereafter in lieu of relocation expenses should he elect not to relocate. In the event that the Company terminates the employment agreement during the term for any reason other than cause or disability or elects not to renew Mr. Burns’s employment agreement or if Mr. Burns terminates the employment agreement for good reason, Mr. Burns is entitled to a severance payment in an amount equal to 36 months of his then current base salary and target bonus and continued paid participation in all health, life and disability insurance programs offered by the Company to all employees. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations shall expire no earlier than 36 months following the change of control. In addition, the Company granted Mr. Burns stock appreciation rights to 150,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Burns shall receive an amount equal to any appreciation in the Company’s common stock market value. The stock appreciation rights vest upon the earlier of a change of control or privatization of the Company or January 15, 2005. The Company has reserved the right to substitute common stock options under the same terms and conditions of the stock appreciation rights. The common stock appreciation rights or common stock options are exercisable by Mr. Burns at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Burns (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Burns for good reason) or June 30, 2014. Upon the termination of the employment agreement and payment of the severance payment, Mr. Burns has agreed not to compete with the Company, directly or indirectly, for a period of one year.

           We have entered into an employment agreement with James F. Walsh, Executive Vice President and Chief Financial Officer of the Company. Mr. Walsh’s employment agreement with the Company became effective on July 1, 2004 and currently expires on November 16, 2005, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Walsh shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. Mr. Walsh is currently paid an annual base salary of $275,000, participates in all Company related fringe benefit programs, and is entitled to receive a target bonus in the amount of $165,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2005 and on each subsequent anniversary date, Mr. Walsh’s salary and target bonus shall either be maintained or adjusted upwards as determined in the sole discretion of the Compensation Committee. In addition, Mr. Walsh is reimbursed for all transition expenses through December 31, 2004 and will receive up to $100,000 in transition expenses thereafter in lieu of relocation expenses should he elect not to relocate. The Company also granted Mr. Walsh stock appreciation rights to 25,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Walsh shall receive an amount equal to any appreciation in the Company’s common stock market value. The stock appreciation rights vest upon the earlier of a change of control or privatization of the Company or 5,000 shares on each of January 15, 2005, December 31, 2005, December 31, 2006, December 31, 2007 and December 31, 2008. The Company has reserved the right to substitute common stock options under the same terms and conditions of the stock appreciation rights. The common stock appreciation rights or common stock option may be exercisable by Mr. Walsh at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Walsh (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Walsh for good reason) or June 30, 2014. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Walsh for good reason, Mr. Walsh shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations, shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Walsh’s employment agreement following a change in control, Mr. Walsh is entitled to a severance payment equal to his then current base salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Walsh has agreed not to compete with the Company, directly or indirectly, for a period of one year.

           We have entered into an employment agreement with Richard W. Gross, Executive Vice President of the Company and Chief Operating Officer of Interpool Limited. Mr. Gross’s employment agreement with the Company became effective on July 1, 2004 and currently expires on October 14, 2005, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Gross shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. Mr. Gross is currently paid an annual base salary of $300,000, participates in all Company related fringe benefit programs, and is entitled to receive a target bonus in the amount of $160,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2005 and on each subsequent anniversary date, Mr. Gross’s salary and target bonus shall either be maintained or adjusted upwards in the sole discretion of the Compensation Committee. In addition, the Company granted Mr. Gross stock appreciation rights to 100,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Gross shall receive an amount equal to any appreciation in the Company’s common stock market value. The stock appreciation rights vest upon the earlier of a change of control or privatization of the Company or 50,000 shares on each of January 15, 2005 and October 15, 2005. The Company has reserved the right to substitute common stock options under the same terms and conditions of the stock appreciation rights. The common stock appreciation rights or common stock option may be exercisable by Mr. Gross at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Gross (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Gross for good reason) or June 30, 2014. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Gross for good reason, Mr. Gross shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and 24 months continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement including severance obligations shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Gross’s employment agreement following a change in control, Mr. Gross is entitled to a severance payment equal to his then current salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Gross has agreed not to compete with the Company, directly or indirectly, for a period of one year.

           We entered into an employment agreement with Herbert Mertz, Executive Vice President and Chief Administrative Officer of the Company. Mr. Mertz’s employment agreement with the Company dated October 1, 2003 covers the period January 1, 2004 to December 31, 2004. Under the agreement Mr. Mertz is paid an annual base salary of $275,000 and participates in all Company related fringe benefit programs. Discretionary bonuses may be paid in amounts as determined by the Compensation Committee. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Mertz for good reason, Mr. Mertz is entitled to a severance payment in an amount equal to two and one-half times his then current salary and 30 months continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement do not expire less than 30 months following the change of control. Upon the termination of the employment agreement, Mr. Mertz agreed not to compete with the Company, directly or indirectly, for a period of two years.

Deferred Bonus Plan

           In November 2002, our Board of Directors approved a Deferred Bonus Plan under which employees of Interpool and our affiliates who receive discretionary year-end bonuses of greater than $50,000 would receive such bonuses partly in cash and partly in the form of an award of Interpool common stock. Bonus stock awards under this plan would vest in equal installments over a five-year period, unless the recipient elected to have the award vest over a ten-year period or the Board of Directors specified another period. The unvested portion of any bonus stock award will vest immediately if a change in control of Interpool occurs, if the employee is terminated without cause, if the employee resigns for a good reason, if the employee dies or becomes permanently disabled, or in any other circumstance deemed appropriate by the Board of Directors. If a recipient resigns voluntarily without a good reason or is terminated for cause, the employee would forfeit any unvested portion of any bonus stock award. The number of shares covered by any bonus stock award would be determined based upon a 10% discount from the market price of Interpool common stock at year-end, except that the discount will be 30% for any bonus stock awards that vest over ten years. Under the Deferred Bonus Plan, each employee granted a bonus stock award will have the right to require us to purchase from the employee a total number of shares equal to the number covered by the bonus stock award.

           On January 2, 2003, 139,067 shares were awarded to 12 employees, 4,641 of which vest over a five-year period, 74,019 vest over a ten-year period and 60,407 have lapsed. On January 2, 2004, under the Deferred Bonus Plan, the Company granted to eligible employees 27,259 shares of restricted stock of which 7,303 vest over a five-year period and 19,956 vest over a ten-year period. The restricted stock had a fair value of $13.60 per share at the grant date for a total value of $371.

           In September 2004, the Board of Directors terminated the Deferred Bonus Plan. All stock previously issued under this Plan will continue to be subject to the terms of the Plan. However, future bonuses will not be subject to the terms of the Deferred Bonus Plan.

REPORT OF THE COMPENSATION COMMITTEE

           The Compensation Committee continues to play a significant role in furthering corporate goals and objectives and reviewing progress and performance. The Compensation Committee’s objectives in establishing total compensation packages for the Company’s executives are to attract and retain experienced and highly competent executives and to provide incentive and recognition of each individual’s contributions toward achieving corporate objectives, specifically including increasing stockholder value. The elements of total executive compensation reflect the objectives of the Compensation Committee. The base salary of the Chief Executive Officer is supplemented by bonuses awarded on the basis of quantifiable measures of performance. Base salaries and discretionary bonuses are paid to the Company’s other executives based on an evaluation of each individual’s contribution to furthering corporate strategies and project participation. The Committee believes that the "hands on" involvement of the Chief Executive Officer and other executive officers in all phases of the Company’s operations contributes significantly to realizing Company objectives.

           The base salary of Mr. Tuchman is established under his Employment Agreement. In accordance with the terms of the Employment Agreement, Mr. Tuchman’s base salary reflects a 5% increase above the annual base salary for the preceding year and bonus in the amount of which represents 2% of the 2003 increase in our net income. (see "Employment Contracts").

           Based upon the findings and recommendations of an independent consulting firm retained in 1999, to review the Company’s executive compensation practices and provide industry comparable data including both finance/leasing companies, transportation firms and our direct competitors, the Compensation Committee adopted a formal plan effective January 1, 2000 with three measures of incentive bonus performance: 1) increase in stock price; 2) increase in net income; and 3) maintaining an investment grade rating by either Moody’s or Standard and Poor’s. In 2003, the Compensation Committee reviewed the existing compensation plan and concluded that the current measures of performance continued to reflect our corporate goals and objectives in compensation our Chief Executive Officer. Based upon the plan as adopted, Mr. Tuchman did not receive any additional bonus under the three measures of the compensation plan in 2003.

           Under the formal plan, in order for a bonus to be paid in the year 2004, the average stock price must exceed the previous "high water mark". A bonus of 1.5% of any excess will be paid to Mr. Tuchman and a new high water mark will be established. If net income exceeds the previous high water mark, Mr. Tuchman will receive a bonus equal to 10% of the increase. Finally, an additional cash bonus of $100,000 will be paid to Mr. Tuchman if an Investment Grade rating of Interpool is maintained by either major rating agency, Moody’s or Standard & Poors at year end. On an ongoing basis, once a bonus is paid based upon a stock price or net income, such payments establish new stock price levels and income levels that must be exceeded in future years in order for a bonus to be paid. In the event of a stock split the average stock price for bonus purposes will be adjusted.

Stock Options

           The grant of stock options are considered by the Compensation Committee in evaluating total compensation and assuring that executive rewards are linked with long term stockholder value. No stock options were granted in 2003.

Tax Deductibility of Compensation

           As part of the Omnibus Budget Reconciliation Act of 1993 (the "Act"), certain provisions regarding executive compensation for officers of public companies were added to the Internal Revenue Code. Under the Act, the Internal Revenue Service has issued regulations setting forth exclusions from the Act’s general disallowance of ordinary business expense deduction for compensation in excess of $1 million paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. The Compensation Committee has decided that at this time no measures will be undertaken to alter the compensation plans, but will continue to review the issue and evaluate whether compensation plans should be altered in the future to satisfy the deductibility requirements.

Respectfully submitted,

Peter D. Halstead
Warren L. Serenbetz
Martin Tuchman
Joseph J. Whalen

REPORT OF THE AUDIT COMMITTEE

           During 2003, the Audit Committee was comprised of independent directors Peter D. Halstead, Joseph J. Whalen and Clifton H.W. Maloney. The Audit Committee’s functions are to review management’s maintenance of systems of internal control, financial reporting and application of generally accepted accounting principles. While management has the primary responsibility for the system of internal controls and the financial reporting process and the independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards, the Audit Committee has the responsibility to monitor and oversee these processes. In addition, the Audit Committee reviewed the scope of the services of our independent auditors and may recommend the independent auditors for appointment by the Board of Directors. The Audit Committee met seven times in 2003.

           In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the Company’s independent accountants, KPMG, LLP for the fiscal year 2004. KPMG, LLP has discussed with the Committee and provided written disclosures to the Committee on (1) that firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards. The Committee reviewed with the Company’s executive management and the independent accountants the overall scope and specific plans for their respective audits, the results of their examinations, their evaluation of the company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. The Committee reviewed and discussed the Company’s audited financial statements with management and the independent accountants. Following these actions, the Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the years ended December 31, 2002 and 2003 to be filed with the Securities and Exchange Commission.

The Audit Committee

Peter D. Halstead
Clifton H.W. Maloney
Joseph J. Whalen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of October 25, 2004 by certain beneficial owners, each of the Company’s directors, certain executive officers and all executive officers and directors as a group.

                                                                            Options
                                                                          Exercisable
                                                           Number of        Within       Percentage
Name of Beneficial Owner                                 Shares (1)(12)     60 Days     Of Class (1)
------------------------                                 --------------   ------------  ------------
Officers and Directors:
Martin Tuchman (2)(3)                                       9,519,110      2,280,000         32.10%
Arthur L. Burns                                               210,408         96,563          *
Peter D. Halstead                                              67,500         60,000          *
Clifton H. W. Maloney                                          15,000         15,000          *
Warren L. Serenbetz (2)(4)(5)(6)                            1,541,126        668,438          5.60%
Joseph J. Whalen                                               37,500         37,500          *
William A. Geoghan                                              9,300          7,500          *
Herbert Mertz                                                   9,250          7,500          *
Richard W. Gross                                                2,000              0          *
Brian Tracey                                                      413              0          *
James F. Walsh                                                      0              0          *
Christopher N. Fermanis                                           516              0          *
Executive officers and directors as a
group (twelve persons)                                     11,442,123      3,172,501         37.28%
Other Stockholders:
Hickory Enterprises, L.P. (8)(9)                            4,856,911              0         17.74%
165 Signal Hill North
Wilton, CT 06897
Raoul J. Witteveen (7)                                      4,712,429      1,140,000         16.52%
Surinamesttaat 37
2585 CH The Hague
The Netherlands
Warren L. Serenbetz, Jr.(6)(10)                               292,646              0          1.07%
165 Signal Hill North
Wilton, Connecticut 06897
Paul H. Serenbetz (6)(10)                                     292,646              0          1.07%
12 Howard Avenue
New Haven, CT 06519
Stuart W. Serenbetz (6)(10)                                   292,646              0          1.07%
Stonebridge Development Corp.
6 Hickory Drive
Stamford, CT 06902
Clay R. Serenbetz (6)(10)                                     292,646              0          1.07%
6 Bay Road
New Market, NH 03857
The Chartres Limited Partnership (11)                          90,000              0          *
c/o Interpool, Inc.
633 Third Avenue
New York, NY 10017
Other Stockholders as a group                              10,829,924      1,140,000         37.68%

*Less than 1%

(1)	Includes shares subject to options which are exercisable within 60 days. In the event that all said options were exercised, the total outstanding number of the shares of the Company's common stock would be 31,691,347. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days: Herbert Mertz; 50,000 shares.
(2)	The business address of Mr. Tuchman is 211 College Road East, Princeton, New Jersey 08540 and the business address for Mr. Serenbetz is 695 West Street, Harrison, New York 10528.
(3)	Includes 6,731,686 shares directly held by Mr. Tuchman; 202,422 shares held by an exchange fund as to which Mr. Tuchman retains certain voting rights; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 96,619 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman's brother is the beneficiary; 7,000 shares held by the Tuchman Foundation; 5,797 shares representing Mr. Tuchman's 51.3% interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company; 1,500 shares held by a pension plan f/b/o Mr. Tuchman's wife; 182,381 shares held by Princeton International Properties, Inc., a New Jersey corporation owned by Mr. Tuchman and his wife; and 3,037 shares held by Mr. Tuchman's wife.
(4)	Includes 182,380 shares held by the Radcliff Group, Inc.
(5)	The Warren L. Serenbetz Revocable Trust, of which Warren L. Serenbetz is the trustee, is the record owner of these shares of the Company's common stock. The beneficiaries of the Warren L. Serenbetz Revocable Trust are members of the immediate family of Warren L. Serenbetz.
(6)	Does not include Mr. Serenbetz's interest in shares held by Hickory described in footnote (8) below.
(7)	Includes 3,467,730 shares directly held by Mr. Witteveen; 101,210 shares held by an exchange fund as to which Mr. Witteveen retains certain voting rights; 1,500 shares of which Mr. Witteveen's wife is the record owner; and 1,989 shares representing Mr. Witteveen's interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company.
(8)	In 1994, Hickory Enterprises, L.P., a Delaware limited partnership ("Hickory") was formed. Warren L. Serenbetz contributed shares of the Company's common stock in exchange for a limited partnership interest in Hickory. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed shares of the Company's common stock in exchange for a general partnership and limited partnership interest in Hickory. Each of the four general partners in Hickory has one vote in matters before Hickory. Warren L. Serenbetz, as solely a limited partner, does not have any voting rights or rights to participate in the management or operations of Hickory.
(9)	Includes 319,422 shares held by exchange funds as to which Hickory Enterprises retains certain voting rights.
(10)	Each of Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a son of Warren L. Serenbetz. None of Mr. Serenbetz's sons are minors.
(11)	On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership ("Chartres"), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Reynolds, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.
(12)	Does not include shares which could be issued upon conversion in connection with holdings of the Company's 9.25% Convertible Redeemable Subordinated Debentures with a conversion price of $25.00 per share. Conversion of the holdings of the Debentures would result in a share issuance as follows: Martin Tuchman 80,000 shares; Warren Serenbetz and related entities and family members 106,906 shares; Arthur Burns 9,600 shares; Peter Halstead 1,000 shares; Joseph Whalen 8,000 shares; Clifton Maloney 2,000 shares; Richard Gross 8,000 shares; and Herbert Mertz 2,400 shares.

Beneficial Ownership Reports

           Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file certain reports of ownership and reports of changes of ownership of our equity securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of all Section 16(a) forms that they file. Based upon a review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that, during 2003, there was no stock activity requiring filings with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Expired Stockholders’ Agreement

           Martin Tuchman, Raoul J. Witteveen, Arthur L. Burns, Hickory Enterprises L.P., Warren L. Serenbetz Revocable Trust, Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz, Clay R. Serenbetz, and Chartres Limited Partnership collectively own, directly or indirectly, approximately 70.1% of our common stock and were parties to an Amended and Restated Stockholders’ Agreement dated May 3, 1993 which expired by its terms in May 2003. Under the Amended and Restated Stockholders’ Agreement, the parties agreed not to sell or transfer any shares of common stock beneficially owned by them to any person without first offering the shares under specific terms and conditions to the other parties to the Stockholders’ Agreement. Specifically, the shares were to have first been offered at a per share price equal to the price offered by any third party making a bona fide offer to buy the shares for cash, cash equivalents or marketable securities (or if no such bona fide offer had been received, at a price equal to the average closing price of a share of common stock on the New York Stock Exchange over a period of twenty prior trading days) and if such election to purchase the shares was not made the shares were then offered to the other parties to the Stockholders’ Agreement for purchase by them at the same per share price described above. Notwithstanding the foregoing, the parties to the Stockholders’ Agreement were permitted to transfer shares of common stock to one or more of certain members of their immediate families (or trusts for the benefit of such family members) so long as each transferee agreed to be bound by the terms of the Stockholders’ Agreement. The Stockholders’ Agreement further provided that if Interpool (which is not a party to the Stockholders’ Agreement) elected to purchase any shares offered to it by a party to the Stockholders’ Agreement and the shares offered represented greater than 10% of the shares held by the offeror, we had the right to pay the purchase price of the shares by delivery of a promissory note, payable in equal monthly installments (with interest at the prime rate) over the following year. Pursuant to the Stockholders’ Agreement, each of the parties thereto had agreed to vote for the re-election of Messrs. Tuchman, Serenbetz, Witteveen and Burns as our directors. The parties to the Stockholders’ Agreement acknowledged shared voting power but at all times disclaimed the existence of a group or beneficial ownership of shares owned by other parties to the Stockholders’ Agreement. The Stockholders’ Agreement expired on May 4, 2003 and has not been extended by the parties.

Chassis Holding I, LLC

           The Ivy Group, which is a New Jersey general partnership composed directly or indirectly of Mr. Tuchman, Radcliff Group, Inc., Raoul J. Witteveen, Thomas P. Birnie and Graham K. Owen, has previously leased chassis to Trac Lease. As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2.9 million. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group and its principals were paid an aggregate lease payment of approximately $2.6 million through June 30, 2001.

           Effective as of July 1, 2001, we restructured our relationship with The Ivy Group and its principals to provide us with managerial control over these 6,047 chassis. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to our newly formed subsidiary, Chassis Holdings I LLC, in exchange for $26.0 million face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and two thousand dollars in cash to Chassis Holdings in exchange for $3.0 million face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms that were engaged by us in connection with our establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity’s operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings has the right to redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units. Dividends paid on the common units and distributions on the preferred units totaling $2.9 million, $3.1 million and $1.7 million for 2003, 2002 and 2001, respectively, are included in minority interest (income)/expense, net, in the accompanying consolidated statement of income.

           During 1992 through 1996, The Ivy Group borrowed $13.4 million from us. The loan bore interest at LIBOR plus 1.75% repayable on an interest only basis, subject to maintenance of fixed loan to collateral value ratios, and will mature in 2013. In connection with this loan, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which we were granted a security interest in 4,364 chassis owned by The Ivy Group and we were granted an assignment of all rights to receive rental payments and proceeds related to the lease of these chassis. This Ivy Group collateral was contributed, subject to this debt to us of $13.4 million, to Chassis Holdings as part of our July 1, 2001 restructuring with The Ivy Group.

           The members of the Board of Directors have unanimously determined that the terms of all arrangements between The Ivy Group and Trac Lease, including the formation of Chassis Holdings, were beneficial and fair to Interpool.

The Ivy Group Guarantee of PCR Line of Credit

           In connection with the sale of our former subsidiary Personal Computer Rentals, Inc. ("PCR") in December 2001, Martin Tuchman and Raoul Witteveen agreed in March 2002 to guarantee a pre-existing line of credit between PCR and Yardville National Bank in the amount of $3,000,000 and the Company was released from a guarantee it had previously executed. This guarantee was subsequently paid off through advances made to PCR by The Ivy Group. PCR’s line of credit with Yardville National Bank was reduced to $1,666,000 in March 2002 and later increased to $2,000,000 in September 2002. Advances amounting to $1,983,134 and $698,000 in 2002 and 2003, respectively, were made to PCR by The Ivy Group to pay off borrowings under the line of credit and to provide working capital. The Ivy Group is a partnership controlled by certain current and former officers and directors of the Company. The advances made by The Ivy Group to PCR were considered capital contributions to the Company and payments by the Company to PCR. The payments to PCR have been determined to be uncollectible and have been expensed by the Company and included in other (income)/expense, net. Payments made in 2002 amounting to $1,983,134 have been included in additional paid in capital. The remaining payments made in 2003 of $698,000 have been included in accounts payable and accrued expenses at December 31, 2002 and were reclassified to additional paid in capital in the period when the payments were made.

Eurochassis L.P. Transactions

           Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen, our former President and a major stockholder, is one of the limited partners and the general partner, leases 100 chassis to Trac Lease for an annual lease payment of approximately $91,000. The annual lease term renews automatically unless canceled or renewed upon renegotiated lease rate terms by either party prior to the first day of the renewal period. The members of the Board of Directors have unanimously determined that the terms of all arrangements between Eurochassis L.P. and Trac Lease are beneficial and fair to the Company.

Radcliff Consultation Services Agreement

           We entered into a Consultation Services Agreement with Radcliff Group, Inc. dated as of January 1, 1992, as amended and restated in February 1993, pursuant to which Radcliff Group appointed Warren L. Serenbetz, a stockholder and Director of Interpool, as Executive Consultant. The Consultation Services Agreement was terminated as of January 1, 1995. In accordance with the terms of the Consultation Services Agreement, following such termination Radcliff Group remained entitled to receive its full annual consultation services fee in the amount of $492,000 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse of all health related costs and expenses that were not advanced or reimbursed to the Executive Consultant pursuant to our medical and dental insurance plans through December 2007.

Executive Office Lease

           During 2001, we leased approximately 28,500 square feet of commercial space for our executive offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership. Martin Tuchman, a Director and the Chief Executive Officer and Warren L. Serenbetz, a Director of the Company, held a direct or indirect equity interest of 89.73% in 211 College Road Associates. The 2001 annual base rental for this property was approximately $557,000 under a triple net lease expiring in 2010. In the opinion of our management, rent paid under this lease did not exceed rent that we would have paid in an arms’ length transaction with an unrelated third party.

      On January 28, 2002, we executed a Purchase and Sale Agreement, pursuant to which, on May 1, 2002, we purchased the office building in Princeton which houses our executive offices from 211 College Road Associates. The fair market value purchase price of the approximately 39,000 square feet building was $6,250,000, based upon a determination of the fair market value of the property by an independent property appraisal firm. The purchase price and other terms of the purchase were approved unanimously by our Board of Directors.

Bank Loans

           In April 2003 and August 2003 we borrowed $16,000,000 and $7,000,000, respectively, from Yardville National Bank, a subsidiary of an entity in which our Chief Executive Officer owns approximately five percent of the common stock and serves on the Executive Committee of the Board of Directors. The term of the $16,000,000 loan is three years. Thirty four fixed monthly principal payments of $250,000 commencing May 25, 2003 are due with a final principal payment of $7,500,000 due on March 25, 2006. Interest, at an initial rate of 4.25%, is adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 5% maximum per annum rate.

           The term of the $7,000,000 loan is five years. Fifty nine fixed monthly principal payments of $75,000 commencing September 7, 2003 are due with a final principal payment of $2,575,000 due on August 7, 2008. Interest, at an initial rate of 4% is adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 6% maximum per annum rate.

           In September 2000, Yardville National Bank provided a revolving line of credit to the Company. The line of credit was initially $9,750,000 and was secured by equipment and the related leases. The interest rate was Yardville National Bank’s base interest rate minus .5%. The Company utilized a portion of this facility from inception through April 2002 when the loan balance was paid and the facility ended.

           In connection with our borrowings from Yardville National Bank, our Board of Directors unanimously determined that the interest rate and other terms of such borrowings were at least as favorable to us as could have been obtained in an arms’-length transaction with an unrelated third party.

           In addition to our borrowings from Yardville National Bank, beginning in May 2000 Yardville National Bank provided a revolving line of credit to our subsidiary PCR. The line of credit was initially $2,500,000 and was increased to $5,000,000 in July 2000 (upon termination of a similar line of credit provided to our subsidiary Microtech). The interest rate was Yardville National Bank’s base interest rate minus .5%. Advances under this line of credit were secured by a first lien on PCR’s business assets. In connection with our sale of our interest in PCR in December 2001, Yardville National Bank released its security interest in PCR’s assets and reduced the amount of the line to $3,000,000. At the same time, we provided a guarantee of this line of credit on PCR’s behalf. In March 2002, the amount of the credit line was further reduced to approximately $1,650,000, the balance then outstanding, and, at our request, Yardville National Bank terminated our guarantee and accepted in lieu thereof a guarantee from certain of our officers and directors. The PCR line of credit was renewed and increased to $2,000,000 in September 2002.

Fathom Co., LTD Agency Fees

           We paid Fathom Co., LTD ("Fathom"), our local representative in Taiwan, $116 for each of the years ended December 31, 2003, 2002 and 2001 to represent us with the Taiwan depots that store and repair damaged containers and to provide customer support. Fathom is owned by a Regional Vice President of Interpool Limited (who is not an executive officer of the Company) and members of his family. Management has determined that the fee for these services between Fathom and Interpool Limited are beneficial and fair to the Company.

STOCK PERFORMANCE GRAPH

           The graph below compares our cumulative stockholder returns for the preceding fiscal year with the Standard & Poor’s 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement periods and that all dividends were reinvested.

           [INSERT STOCK PERFORMANCE GRAPH]

ITEM 2.	APPROVAL OF THE 2004 STOCK OPTION PLAN FOR KEY EMPLOYEES AND DIRECTORS OF INTERPOOL, INC.

           Our 2004 Stock Option Plan for Key Employees and Directors (the "2004 Plan"), attached hereto as Exhibit A, was adopted by our Board of Directors, subject to approval by our stockholders at the annual meeting. A total of 6 million shares of common stock have been reserved for issuance under the 2004 Plan. Options may be granted under the 2004 Plan, in the discretion of the Compensation Committee of the Board of Directors (the "Committee"), to key employees and directors (whether or not they are employees) of Interpool, Inc. and its subsidiaries. The number of shares that may be the subject of options granted during any calendar year to any one individual cannot exceed 250,000 shares.

           The 2004 Plan is administered by the Committee, which consists solely of independent directors. The Committee has the authority, within limitations as set forth in the 2004 Plan, to establish rules and regulations concerning the 2004 Plan, and to determine the persons to whom options may be granted, the number of shares of common stock to be covered by each option and the terms and provisions of the option to be granted. The Committee has the right to cancel any outstanding options and to issue new options on the terms and upon the conditions as may be consented to by the optionee affected. In addition, the Committee has the authority, subject to the terms of the 2004 Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the common stock or our capital structure.

           Options are exercisable by the holder subject to terms fixed by the Committee. An option will be exercisable immediately upon the occurrence of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option):

(1) (2) (3)	the holder's retirement on or after attainment of age 65; the holder's disability or death; or special circumstances or events as the Committee determines merits special consideration.

           Under the 2004 Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder for at least six months, by a cashless exercise method in accordance with procedures that may be established by the Committee, or by such other method as the Committee may permit from time to time.

           Options granted under the 2004 Plan are not transferable except by will or the laws of descent and distribution. However, the Committee may, in its discretion, authorize a transfer of any option (other than an incentive stock option), by the initial holder to (i) the family members of the initial holder, (ii) a trust or trusts for the exclusive benefit of such family members, (iii) a corporation or partnership in which such family members and/or the initial holder are the only shareholders or partners, or (iv) such other estate planning persons or entities which the Committee may permit; provided, however, that subsequent transfers of such option shall be prohibited except by will or the laws of descent and distribution. If an option holder terminates employment with us and all subsidiaries or service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of employment or service to exercise the option. However, all options held by an option holder will terminate immediately if the termination is for cause, including but not limited to a result of a violation of the holder’s duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or the holder’s successor-in-interest, as the case may be, is permitted to exercise any option within three months of retirement or within six months of disability or twelve months of death. Shares subject to options granted under the 2004 Plan which expire, terminate or are canceled without having been exercised in full become available again for option grants.

           The 2004 Plan may be terminated and may be modified or amended by the Committee or the Board of Directors at any time; provided, however, that (1) no modification or amendment increasing the aggregate number of shares which may be issued under options, increasing materially the benefits accruing to participants under the 2004 Plan, or materially modifying the requirements as to eligibility to receive options will be effective without stockholder approval within one year of the adoption of the amendment and (2) no such termination, modification or amendment of the 2004 Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof. The Committee may cancel or terminate an outstanding option with the consent of the holder and grant an option for the same number of shares to the individual based on the then fair market value of the common stock, which may be higher or lower than the exercise price of the canceled option.

           Previously, we maintained a 1993 Stock Option Plan for Executive Officers and Directors (the "1993 Stock Option Plan"). As discussed above, a total of 4,516,501 options are currently outstanding under the 1993 Stock Option Plan. No further options may be granted under the 1993 Stock Option Plan.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE 2004 STOCK OPTION PLAN FOR KEY EMPLOYEES AND DIRECTORS.

ITEM 3.	APPROVAL OF THE INTERPOOL, INC. NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE, NON-OFFICER DIRECTORS.

           Our 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors (the "2004 Directors Plan"), attached hereto as Exhibit B, was adopted by our Board of Directors, subject to approval by the stockholders at the annual meeting. A total of 250,000 shares of common stock have been reserved for issuance under the 2004 Directors Plan.

           The 2004 Directors Plan provides for the automatic grant of non-qualified options to non-employee non-officer directors. Under the 2004 Directors Plan, each person who is not an employee or officer and will serve as a member of our Board of Directors following the 2004 annual meeting will receive a grant of options for 15,000 shares of common stock on the business day following the 2004 annual meeting. In addition, each person who becomes a non-employee non-officer director following the 2004 annual meeting will automatically receive a grant of options for 15,000 shares on the first business day after becoming a director. The 2004 Directors Plan also provides for additional automatic grants of options for 5,000 shares on an annual basis to each continuing director, other than an employee or officer, on the first business day following each future annual meeting.

           Under the 2004 Directors Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder, by a cashless exercise through a registered broker dealer; or by such other method as the Board of Directors may permit from time to time.

           The 2004 Directors Plan is administered by the Board of Directors. Options granted under the 2004 Directors Plan are not transferable except by will or the laws of descent and distribution. However, the Board of Directors may, in its discretion, authorize a transfer of any option, by the initial holder to (i) the family members of the initial holder, (ii) a trust or trusts for the exclusive benefit of such family members, (iii) a company or partnership in which such family members and/or the initial holder are the only shareholders or partners, or (iv) such other estate planning persons or entities which the Board of Directors may permit; provided, however, that subsequent transfers of such Option shall be prohibited except by will or the laws of descent and distribution. If an option holder terminates service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of service to exercise the option.

           The 2004 Directors Plan may be terminated and may be modified or amended by the Board of Directors at any time; provided, however, that any amendment by the Board of Directors which would require stockholder approval (pursuant to the rules of any exchange on which the shares are traded) shall be subject to such stockholder approval.

           Previously, we maintained a 1993 Non-Qualified Stock Option Plan for Non-Employee , Non-Consultant Directors (the "1993 Directors Plan"). As discussed above, a total of 45,000 options are currently outstanding under the 1993 Directors Plan. No further options may be granted under the 1993 Directors Plan.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE INTERPOOL, INC. NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE, NON-EMPLOYEE, NON-OFFICER DIRECTORS.

ITEM 4.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2004

           The Board of Directors has appointed KPMG LLP as the Company’s independent auditors for 2004. The ratification of the selection of KPMG LLP requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

           As independent auditors KMPG LLP provides services relating to audit of the annual consolidated financial statements included in our Annual Report on Form 10-K, the review of interim financial information included in our quarterly reports on Form 10-Q and consultation services primarily related to tax planning matters.

           Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

           On August 5, 2002, we made a determination not to engage our former independent accountants, Arthur Andersen LLP, as our independent public accountants and appointed KPMG LLP as our new independent accountants, effective immediately. These actions were approved by the Audit Committee of our Board of Directors.

           On August 31, 2002, Arthur Andersen ceased practicing before the SEC and began to wind up its operations. Arthur Andersen did not participate in the preparation of this Annual Report on Form 10-K. We have restated our financial statements for the years ended December 31, 2001 and 2000 and our new independent accountants, KPMG LLP, have audited the restated financial statements for these fiscal years. For additional information regarding this restatement, see Note 2 in the Company’s 2002 Form 10-K.

           During the period from January 1, 2002 to August 5, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of such disagreement in its reports on our consolidated financial statements for such years, and there occurred no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

           During the period from January 1, 2002 to August 5, 2002, we did not consult KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any of the matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Accounting Fees and Services

           The following table sets forth the aggregate fees billed to the Company by KPMG for professional services rendered for the fiscal year ending December 31, 2003:

                                              2003                     2002
                                              ----                     ----
Audit Fees (1)                              $1,630,000               $5,200,000
Audit-Related Fees (2)                             ---                   50,000
Tax Fees (3)                                $   14,000               $   25,000

Total Fees                                  $1,644,000               $5,275,000

_________________

(1)	Includes services relating to audit of the annual consolidated financial statements included in our Annual Report on Form 10-K and the review of interim financial information included in our quarterly reports on Form 10-Q.

(2)	Includes services relating to procedures in connection with the Company's 2002 registration statement and the issuance of agreed upon procedures reports in connection with securitization transactions.

(3)	Includes services primarily related to consultation on tax planning matters.

           All fees described above under Audit-Related Fees, Tax Fees and All Other Fees were approved by our Audit Committee or by the chairman of our Audit Committee.

All Other Fees

           There were no fees billed by our independent auditors during the year ended December 31, 2003 for products and services, other than the services rendered in connection with the audit of the annual consolidated financial statements included in our Annual Report on Form 10-K, the review of interim financial information included in our quarterly reports on Form 10-Q and services primarily related to consultation on tax planning matters.

Relationship with Independent Accountants

           In accordance with policies adopted by our Audit Committee, all non-audit related services to be performed by our independent public accountants must be approved in advance by our Audit Committee or by the chairman of our Audit Committee. However, no pre-approval is required with respect to the provision of a non-audit service if (i) the aggregate amount of all non-audit services constitutes not more than 5% of the total amount of revenues we have provided to the auditors during the fiscal year in which the non-audit services are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of our Audit Committee and approved prior to the completion of the audit by our Audit Committee or the chairman of our Audit Committee.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLC AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR 2004.

ITEM 5.	APPROVAL OF THE ISSUANCE OF UP TO 8,333,333 SHARES OF OUR COMMON STOCK UPON THE EXERCISE OF CERTAIN WARRANTS ISSUED BY THE COMPANY IN CONNECTION WITH A PRIVATE TRANSACTION CONSUMATED BY THE COMPANY

           After evaluating several opportunities to obtain additional financing, provide us with working capital, and to increase the amount of our stockholders equity, in September 2004, we consummated a private placement with four institutional investors of $150 million of a new series of 6% Notes due 2014 (the "Notes"). In connection with the sale of the Notes, we executed a Warrant Agreement pursuant to which we issued two series of warrants (the "Series A Warrants" and "Series B Warrants" and jointly, the "Warrants") exercisable for an aggregate of 8,333,333 shares of our common stock. Of the $150 million in proceeds from the sale of the Notes, we used $49 million to repurchase outstanding 7.35% notes due 2007 and 7.20% notes due 2007, which were held by the four investors. The remaining proceeds will be used for general corporate purposes such as the purchase of additional equipment, the retirement of debt, entering into potential acquisitions, and for working capital.

           Summary of Terms of Private Placement. The Warrants issued pursuant to the private placement are exercisable, at the option of the investors, into shares of our common stock at an exercise price of $18 per share. The Series A Warrants are exercisable for a total of 5,475,768 shares of common stock, and the Series B Warrants for 2,857,565 shares of common stock. The Series A Warrants were exercisable immediately upon the completion of the private placement, whereas the exercise of the Series B Warrants requires stockholder approval, and until receipt of stockholder approval at this annual meeting, cannot be exercised by the investors. If exercised in full, the common stock issuable upon the exercise of both series of Warrants (the "Warrant Shares") will constitute 19.976% of our common stock outstanding as of November 10, 2004.

           In connection with the sale of the Notes and Warrants, certain of our significant stockholders, specifically our Chairman and Chief Executive Officer and a member of our Board of Directors, who collectively own more than 50% of our common stock, have entered into a voting agreement pursuant to which they have agreed to vote to approve the exercise of the Series B Warrants at this annual meeting.

           We have agreed to include the Warrant Shares in registration statements, which we will file with the Securities and Exchange Commission, for the benefit of the investors. We intend to file these registration statements by May 1, 2005.

           Reasons for Stockholder Approval Requirement

           Issuance or Potential Issuance of More of Our Outstanding Common Stock. The Company's Board of Directors has determined that the Warrant Shares to be issued upon exercise of the Warrants further the best interests of the Company because the funds raised by the Warrants will provide necessary operating capital for the Company. The Board considered the benefits and risks of raising funds based, in part, on future market prices relative to other alternatives, and concluded that the terms set forth in this private placement were in the best interests of the Company and represented the best alternative available to the Company to meet its funding needs at the time. The Board of Directors therefore approved the transaction. The Audit Committee independently reviewed the transaction to monitor any potential conflict of interest concerns and, following its review, separately approved the transaction.

           Impact of the Transaction. It is important to note that issuance of the Warrant Shares upon the exercise of the Warrants will result in dilution to the equity interests of other holders of the common stock. Specifically, upon receipt of stockholder approval of this proposal, the exercise of the Series B Warrants and the issuance of the additional common stock will result in a decrease of the relative voting control and dilute the equity interests of the holders of common stock. However, our Directors, many of whom hold significant amounts of our common stock, recommend the approval of this proposal, as the increase in the number of shares of our common stock will enable us to (i) raise capital (ii) meet future capital needs, and (iii) have sufficient shares of common stock available to take advantage of opportunities when they arise.

           Vote Required and Recommendation of Board of Directors

           The Company agreed with the investors to use all commercially reasonable efforts to cause the holders of a majority of outstanding shares of common stock, in accordance with all statutory laws and securities market or exchange rules applicable to the Company, to approve the exercise of the Warrants. Our Board of Directors now solicits your proxy to be voted to approve the issuance of a sufficient number of shares of our common stock to be issued upon the exercise of the Warrants.

           The affirmative vote of a majority of the votes cast in person or by proxy at the meeting will be required to ratify and approve the issuance of common stock upon exercise of the Warrants. The holders of the common stock to be issued pursuant to this private placement are not entitled to vote until receipt of stockholder approval of the transaction. Abstentions will not be counted toward the tabulation of votes cast on the proposal. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved. Properly executed unrevoked proxies will be voted for Item 5 unless a vote against such proposal or an abstention is indicated.

           THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL TO BE IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS ITEM 5 RATIFYING THE POTENTIAL ISSUANCE OF UP TO 8,333,333 SHARES OF THE COMPANY’S COMMON STOCK IN CONNECTION WITH THE EXERCISE OF THE WARRANTS.

ITEM 6.	OTHER MATTERS

           As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS FOR THE YEAR 2005 ANNUAL MEETING

           Any proposal of a stockholder intended to be presented at our 2005 Annual Meeting of Stockholders must be received by our Secretary by March 1, 2005, for inclusion in our proxy, notice of meeting and proxy statement relating to the Year 2005 Annual Meeting.

FINANCIAL REPORTS

           Stockholders who wish to receive our Quarterly Reports on Form 10-Q and to be included on our mailing list may call (609) 452-8900 (between 9 a.m. and 5 p.m. Eastern Time) or write to 211 College Road East, Princeton, New Jersey 08540 Attention: Investor Relations.

OTHER INFORMATION

           Stockholders are invited to visit our internet website at www.interpool.com for information throughout the year and links to Edgar filings.

By Order of the Board of Directors

Martin Tuchman Chairman/Chief Executive Officer

APPENDIX

INTERPOOL, INC.

COMMITTEE ON DIRECTORS AND GOVERNANCE CHARTER1

           (As adopted in full by the Committee on Directors and Governance and the Board of Directors [date of adoption])

           The Committee on Directors and Governance (the "Committee") of INTERPOOL, Inc. (the "Company") is responsible for the selection, qualification and compensation of Board members and candidates. The Committee acts as a nominating committee for Director candidates and Board committee membership. The Committee assists the Board with oversight of other corporate governance matters.

________________
1 This draft document is general in nature and is provided for illustrative purposes only. It must be reviewed, amended as required, and approved by the Senior Officers, the Audit Committee, in-house and/or outside counsel, and other professional advisors, as appropriate.

PURPOSE

           The Committee on Directors and Governance (the "Committee") shall consider and report periodically to the Board of Directors on all matters relating to the selection, qualification, and compensation of members of the Board and candidates nominated to the Board, as well as any other matters relating to the duties of the members of the Board.

           The Committee shall act as a nominating committee with respect to candidates for Directors and will make recommendations to the full Board concerning the size of the Board and structure of committees of the Board. The Committee shaft also assist the Board with oversight of corporate governance matters.

COMMITTEE MEMBERSHIP

           The Committee shall consist of at least three members to be elected by the Board of Directors at its first meeting following the Annual Meeting of Stockholders. Members of the Committee shall be "independent directors" as determined by the Board of Directors to the extent required by the Company’s Corporate Governance Guidelines and the New York Stock Exchange Listing Standards, and shall meet any other applicable standards of the Securities Exchange Act of 1934 and rules and regulations promulgated thereunder, as they may from time to time be amended. New Committee Members will receive appropriate training and orientation.

           The members of the Committee shall be appointed by the Board, with one of the members appointed as Committee Chair. Committee members may be appointed or removed by a majority vote of the entire Board of Directors.

MEETINGS

           The Committee shall meet as often as it determines, but not less frequently than semi-annually. A majority of the members shall constitute a quorum. Minutes of each meeting will be taken and recorded.

           A majority of the Committee shall constitute a quorum. The Board shall designate a member of the Committee as its chairperson. The Committee may act by a majority of the members present at a meeting of the Committee. In the event of a tie vote on an issue, the chairperson’s vote shall decide the issue. The Committee may delegate some or all of its duties to a subcommittee comprising one or more members of the Committee.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

           The Committee shall:

(1)	Develop qualification criteria for members of the Board of Directors.

(2)	Recommend to the Board the individuals to constitute the nominees of the Board of Directors for election at the next annual meeting of stockholders and who will be named as such nominees in the proxy statement used for solicitation of proxies by the Board.

(3)	Recommend and nominate an individual for Director to fill the unexpired term of any vacancy existing in the Board of Directors or created by an increase in the size of the Board.

(4)	Recommend and nominate members of standing Committees of the Board.

(5)	Conduct an annual study of the size and composition of the Board of Directors and from time to time make recommendations to the Board for changes in the size of the Board.

(6)	Recommend and nominate individuals for election as officers of the Company.

(7)	Provide oversight of corporate governance matters to the Board.

(8)	Develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company. Review and reassess at least annually the adequacy of the Board's Charter and Corporate Governance Guidelines and make recommendations to the Board as appropriate.

(9)	Recommend to the Board a code of business conduct and ethics applicable to employees, officers and directors of the Company and the process for consideration and disclosure of any requested waivers of such codes for directors or executive officers of the Company.

(10)	Oversee annual performance evaluations of the Board of Directors.

(11)	Oversee the orientation of new Directors.

(12)	Review competitive practice data regarding non-employee director compensation and make recommendations to the Board with respect to the amount and form of such compensation.

DELEGATION TO SUBCOMMITTEES

           The Committee may form and delegate authority to subcommittees when appropriate.

REPORTS TO THE BOARD OF DIRECTORS

           The Committee shall make regular reports to the Board of Directors not less often than annually.

OUTSIDE COUNSEL OR OTHER CONSULTANTS

           In connection with its duties and responsibilities, the Committee shall have the authority to retain outside legal, accounting or other advisors or director candidate search firms to assist in fulfilling their responsibilities, including the authority to approve the fees payable by the Corporation to such advisors and other retention terms.

ANNUAL REVIEW OF THE CHARTER AND PERFORMANCE

           The Committee shall annually review its performance. In addition, the Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any changes it considers necessary or advisable.

Exhibit A

2004 STOCK OPTION PLAN

FOR KEY EMPLOYEES AND DIRECTORS

OF

INTERPOOL, INC.

Adopted November 3, 2004

     1.      Purpose. The purpose of this Stock Option Plan is to advance the interests of the Corporation by encouraging and enabling the acquisition of a larger personal proprietary interest in the Corporation by those key employees and directors of the Corporation and its Subsidiaries upon whose judgment and keen interest the Corporation is largely dependent for the successful conduct of its operations. It is anticipated that the acquisition of such proprietary interest in the Corporation will stimulate the efforts of such key employees and directors on behalf of the Corporation and its Subsidiaries and strengthen their desire to remain with the Corporation and its Subsidiaries. It is also expected that the opportunity to acquire such a proprietary interest will enable the Corporation and its Subsidiaries to attract desirable employees and directors.

     2.      Definitions. When used in this Plan, unless the context otherwise requires:

(a) "Board of Directors" shall mean the Board of Directors of the Corporation, as constituted at any time.

(b) "Chairman of the Board" shall mean the person who at the time shall be Chairman of the Board of Directors.

(c) "Committee" shall mean the Committee hereinafter described in Section 3.

(d) "Corporation" shall mean Interpool, Inc.

(e) "Fair Market Value" on a specified date shall mean the last reported sales price at which one Share was traded on the stock exchange, if any, on which Shares are primarily traded, or the last reported sales price at which one Share was traded on Nasdaq, as reported by Nasdaq (or, in either case, if no Shares were traded on such date, then on the last previous date on which a Share was so traded), or if last sale prices for the Corporation's common stock are not so reported, the average of the bid and asked closing prices of one Share on the over-the-counter market, or if none of the above are applicable the value of a Share as established by the Committee for such date using any reasonable method of valuation.

(f) "Options" shall mean the stock options granted pursuant to this Plan.

(g) "Plan" shall mean this 2004 Stock Option Plan for Key Employees and Directors of Interpool, Inc., as adopted by the Board of Directors on November 3, 2004, as such Plan from time to time may be amended.

(h) "President" shall mean the person who at the time shall be the President of the Corporation.

(i) "Share" shall mean a share of common stock of the Corporation.

(j) "Subsidiary" shall mean any corporation more than 50% of whose stock having general voting power is owned by the Corporation, or by another Subsidiary, as herein defined, of the Corporation.

     3.      Committee. The Plan shall be administered by a Committee which shall consist of two or more directors of the Corporation, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The members of the Committee shall be selected by the Board of Directors. Any member of the Committee may resign by giving written notice thereof to the Board of Directors, and any member of the Committee may be removed at any time, with or without cause, by the Board of Directors. If, for any reason, a member of the Committee shall cease to serve, the vacancy shall be filled by the Board of Directors. The Committee shall establish such rules and procedures as are necessary or advisable to administer the Plan.

     4.      Participants. The class of persons who are potential recipients of Options granted under this Plan consists of key employees and directors of the Corporation or a Subsidiary, as determined by the Committee. The persons to whom Options are granted under this Plan, and the number of Shares subject to each such Option, shall be determined by the Committee in its sole discretion, subject, however, to the terms and conditions of this Plan.

     5.            Shares and Option Grants. The Committee may, but shall not be required to, grant, in accordance with this Plan, Options to purchase an aggregate of up to six million Shares, which may be either Shares held in treasury or authorized but unissued Shares. The maximum number of Shares which may be the subject of Options granted during any calendar year to any individual shall not exceed 250,000 Shares.

           At the time an Option is granted, the Committee may, in its sole discretion, designate whether such Option (a) is to be considered as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, or (b) is not to be treated as an incentive stock option for purposes of this Plan and the Internal Revenue Code. No Option which is intended to qualify as an incentive stock option shall be granted under this Plan to any individual who, at the time of such grant, is not an employee of the Corporation or a Subsidiary.

           Notwithstanding any other provision of this Plan to the contrary, to the extent that the aggregate Fair Market Value (determined as of the date an Option is granted) of the Shares with respect to which Options which are designated as incentive stock options, and any other incentive stock options, granted to an employee (under this Plan, or any other incentive stock option plan maintained by the Corporation or any Subsidiary that meets the requirements of Section 422 of the Internal Revenue Code) first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as Options which are not incentive stock options. Options with respect to which no designation is made by the Committee shall be deemed to be incentive stock options to the extent that the $100,000 limitation described in the preceding sentence is met. This paragraph shall be applied by taking options into account in the order in which they are granted.

           If any Option shall expire, be cancelled or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto may again be made subject to Options under the Plan. Notwithstanding the preceding, with respect to any Option granted to any individual who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code that is canceled, the number of shares subject to such Option shall continue to count against the maximum number of Shares which may be the subject of Options granted to such individual. For purposes of the preceding sentence, if, after grant, the exercise price of an Option is reduced, such reduction shall be treated as a cancellation of such Option and the grant of a new Option, and both the cancellation of the Option and the new Option shall reduce the maximum number of shares for which Options may be granted to the holder of such Option.

           Nothing herein contained shall be construed to prohibit the issuance of Options at different times to the same officer or director.

           The form of Option shall be determined from time to time by the Committee. A certificate of Option signed by the Chairman of the Board of Directors or the President or a Vice President of the Corporation, attested by the Treasurer or an Assistant Treasurer, or Secretary or an Assistant Secretary of the Corporation and bearing the seal of the Corporation affixed thereto, shall be issued to each person to whom an Option is granted. The certificate of Option for an Option shall be legended to indicate whether or not the Option is an incentive stock option.

     6.       Price. The price per Share of the Shares to be purchased pursuant to the exercise of any Option shall be fixed by the Committee at the time of grant; provided, however, that the purchase price per share of the Shares to be purchased pursuant to the exercise of an incentive stock option shall not be less than the Fair Market Value of a Share on the day on which the Option is granted.

      7.      Duration of Options. The duration of any Option granted under this Plan shall be fixed by the Committee in its sole discretion; provided, however, that no Option shall remain in effect for a period of more than ten years from the date upon which the Option is granted.

      8.      Ten Percent Shareholders. Notwithstanding any other provision of this Plan to the contrary, no Option which is intended to qualify as an incentive stock option may be granted under this Plan to any individual who, at the time the Option is granted, owns (directly or by attribution) shares possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation, unless the exercise price under such Option is at least 110% of the Fair Market Value of a Share on the date such Option is granted and the duration of such Option is no more than five years.

      9.      Consideration for Options. The Corporation shall obtain such consideration for the grant of an Option as the Committee in its discretion may request.

      10.      Restrictions on Transferability of Options. An Option shall not be transferable otherwise than by will or the laws of descent and distribution or as provided in this Section 10. Notwithstanding the preceding, the Committee may, in its discretion and subject to such terms and conditions as the Committee shall approve, authorize a transfer of any Option, other than an Option which is an incentive stock option, by the initial holder to (i) the spouse, children, step children, grandchildren or other family members of the initial holder ("Family Members"), (ii) a trust or trusts for the exclusive benefit of such Family Members, (iii) a corporation or partnership in which such Family Members and/or the initial holder are the only shareholders or partners, or (iv) such other estate planning persons or entities which the Committee may permit; provided, however, that subsequent transfers of such Option shall be prohibited except by will or the laws of descent and distribution. Following any such permitted transfer of an Option, such Option shall continue to be subject to the same terms and conditions of the Option and of the Plan. The events of termination of employment or service under Section 12 shall continue to be applied with respect to the initial holder, following which a transferred Option shall be exercisable by the transferee only to the extent and for the periods specified under Section 12. An Option which is intended to be an incentive stock option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder thereof.

      11.      Exercise of Options. An Option, after the grant thereof, shall be exercisable by the holder at such rate and times as may be fixed by the Committee, provided, however, that no Option may be exercised in part or in full prior to the approval of the Plan by shareholders of the Corporation as provided in Section 17.

           Notwithstanding the foregoing, all or any part of any remaining unexercised Options granted to any person may be exercised in the following circumstances (but in no event prior to approval of the Plan by shareholders of the Corporation as provided in Section 17 or after the term of the Option has expired): (a) immediately upon the holder's retirement from the Corporation and all Subsidiaries on or after his 65th birthday, (b) subject to the provisions of Section 12 hereof, upon the disability (to the extent and in a manner as shall be determined by the Committee in its sole discretion) or death of the holder, or (c) upon the occurrence of such special circumstances or events as in the opinion of the Committee merits special consideration.

           An Option shall be exercised by the delivery of a written notice duly signed by the holder thereof to such effect, together with the Option certificate and the full purchase price of the Shares purchased pursuant to the exercise of the Option, to the Chairman of the Board or an officer of the Corporation appointed by the Chairman of the Board for the purpose of receiving the same. Payment of the full purchase price shall be made as follows: (i) in cash; (ii) by check payable to the order of the Corporation; (iii) by delivery to the Corporation of Shares already owned by the holder for at least six months, which Shares shall be valued at their Fair Market Value on the date of exercise of the Option; (iv) by a cashless exercise method in accordance with procedures that may be established by the Committee; or (v) by such other methods as the Committee may permit from time to time. No Option may be granted pursuant to the Plan or exercised at any time when such Option, or the granting, exercise or payment thereof, may result in the violation of any law or governmental order or regulation.

           Within a reasonable time after the exercise of an Option, the Corporation shall cause to be delivered to the person entitled thereto, a certificate for the Shares purchased pursuant to the exercise of the Option. If the Option shall have been exercised with respect to less than all of the Shares subject to the Option, the Corporation shall also cause to be delivered to the person entitled thereto a new Option certificate in replacement of the certificate surrendered at the time of the exercise of the Option, indicating the number of Shares with respect to which the Option remains available for exercise, or the original Option certificate shall be endorsed to give effect to the partial exercise thereof. The Committee may permit deemed or constructive transfers of Shares in lieu of actual transfer and physical delivery of certificates.

      12.      Termination of Employment or Service. All or any part of any Option, to the extent unexercised, shall terminate immediately (i) in the case of an employee, upon the cessation or termination for any reason of the Option holder's employment by the Corporation and all Subsidiaries or (ii) in the case of a director of the Corporation or a Subsidiary who is not an employee of the Corporation or a Subsidiary, upon the holder's ceasing to serve as a director of the Corporation or a Subsidiary, except that in either case the Option holder shall have until the end of the tenth business day following the cessation of his employment with the Corporation and all Subsidiaries or service as a director of the Corporation or a Subsidiary, as the case may be, and no longer, to exercise any unexercised Option that he could have exercised on the day on which such employment or service as a director terminated; provided that such exercise must be accomplished prior to the expiration of the term of such Option. Notwithstanding the foregoing, if the cessation of employment or service as a director is due to retirement on or after attaining the age of sixty-five (65) years, or to disability (to an extent and in a manner as shall be determined in each case by the Committee in its sole discretion) or to death, the Option holder or the representative of the Estate or the heirs of a deceased Option holder shall have the privilege of exercising the Options which are unexercised at the time of such retirement, or of such disability or death; provided, however, that such exercise must be accomplished prior to the expiration of the term of such Option and (a) within three months of the Option holder's retirement, (b) within six months of the Option holder's disability, or (c) within twelve months of the Option holder's death, as the case may be. If the employment of any Option holder with the Corporation or a Subsidiary or service as a director of the Corporation or a Subsidiary shall be terminated for cause, as determined by the Committee in its sole discretion (which determination by the Committee shall be conclusive) all unexercised Options of such Option holder shall terminate immediately upon such termination of the holder's employment or service as a director and any right to exercise such unexercised Options shall be forfeited.

Nothing contained herein or in the Option certificate shall be construed to confer on any employee any right to be continued in the employ of the Corporation or any Subsidiary or as a director of the Corporation or any Subsidiary or derogate from any right of the Corporation and any Subsidiary to request the resignation of or discharge such employee or director (without or with pay), at any time, with or without cause.

      13.      Adjustment of Optioned Shares. If prior to the complete exercise of any Option there shall be declared and paid a stock dividend upon the common stock of the Corporation or if the common stock of the Corporation shall be split up, converted, exchanged, reclassified, or in any way substituted for, the Option, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option to such number and kind of securities or other property subject to the terms of the Option to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution; and the aggregate purchase price upon the future exercise of the Option shall be the same as if the originally optioned Shares were being purchased thereunder. Any fractional shares or securities payable upon the exercise of the Option to the holder of the Option as a result of such adjustment shall be payable in cash based upon the Fair Market Value of such shares or securities at the time of such exercise. If any such event should occur, the number of Shares with respect to which Options remain to be issued, or with respect to which Options may be reissued, shall be adjusted in a similar manner.

           Notwithstanding any other provision of the Plan, in the event of a recapitalization, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or outstanding Shares, the Committee may make such equitable adjustments to its number of Shares and the class of shares available hereunder or to any outstanding Options as it shall deem appropriate to prevent dilution or enlargement of rights.

      14.      Issuance of Shares and Compliance with Securities Act. The Corporation may postpone the issuance and delivery of Shares upon any exercise of an Option until (a) the admission of such Shares to listing on any stock exchange on which Shares of the Corporation of the same class are then listed, and (b) the completion of such registration or other qualification of such Shares under any State or Federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. Any person exercising an Option shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in the light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as from time to time amended (the "Securities Act"), to issue the Shares in compliance with the provisions of the Securities Act or any comparable act. The Corporation shall have the right, in its sole discretion, to legend any Shares which may be issued pursuant to the exercise of an Option, or may issue stop transfer orders in respect thereof.

      15.      Income Tax Withholding. If the Corporation or a Subsidiary shall be required to withhold any amounts by reason of any Federal, State or local tax rules or regulations in respect of the issuance of Shares pursuant to the exercise of such Option, the Corporation shall be entitled to deduct and withhold such amounts from any cash payments to be made to the holder of such Option. In any event, the holder shall make available to the Corporation or such Subsidiary promptly when requested by the Corporation or such Subsidiary sufficient funds to meet the requirements of such withholding; and the Corporation or such Subsidiary shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Corporation or such Subsidiary out of any funds or property due or to become due to the holder of such Option, including with respect to non-stock incentive options, Shares issuable in connection with the Option, any of which Shares shall be valued at their Fair Market Value on the date of exercise of the Option.

      16.      Administration and Amendment of the Plan. Except as hereinafter provided, the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any Options not theretofore granted, and the Board of Directors or the Committee, with the consent of the affected holder of an Option, may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Option. Notwithstanding the foregoing, any amendment by the Board of Directors or the Committee which would increase the number of Shares issuable under the Plan or the number of Options that may be granted to any individual during any calendar year or change the class of individuals to whom Options may be granted shall be subject to the approval of the shareholders of the Corporation within one year of such amendment.

           Determinations of the Committee as to any question which may arise with respect to the interpretation of the provisions of the Plan and Options shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and Options effective or provide for their administration, and may take such other action with regard to the Plan and Options as it shall deem desirable to effectuate their purpose.

      17.      Effective Date of the Plan. This Plan is conditional upon its approval by the shareholders of the Corporation in accordance with Sections 422 and 162(m) of the Internal Revenue Code, and any Options granted prior to the date of such approval shall be conditioned upon such shareholder approval. If such approval is not obtained, then the Plan and any such Options shall be void and of no force or effect.

      18.      Final Issuance Date. No Option shall be granted under the Plan after November 3, 2014.

Exhibit B

INTERPOOL, INC.

2004 NONQUALIFIED STOCK OPTION PLAN FOR
NON-EMPLOYEE, NON-OFFICER DIRECTORS

Adopted November 3, 2004

           1.      Purpose. The purpose of this Plan is to assist Interpool, Inc. (the "Company") in attracting and retaining dedicated and qualified persons to serve as non-employee, non-officer Directors of the Company.

           2.      Definitions. When used in this Plan, unless the context otherwise requires:

(a) "Board of Directors" shall mean the Board of Directors of the Company, as constituted at any time.

(b) "Chairman of the Board" shall mean the person who at the time shall be Chairman of the Board of Directors.

(c) "Company" shall mean Interpool, Inc.

(d) "Fair Market Value" on a specified date shall mean the last reported sales price at which one Share was traded on the stock exchange, if any, on which Shares are primarily traded, or the last reported sales price at which one Share was traded on Nasdaq, as reported by Nasdaq (or, in either case, if no Shares were traded on such date, then on the last previous date on which a Share was so traded), or if last sale prices for the Company's common stock are not so reported, the average of the bid and asked closing prices of one Share on the over-the-counter market, or if none of the above are applicable the value of a Share as established by the Committee for such date using any reasonable method of valuation.

(e) "Non-Employee, Non-Officer Director" shall mean a director of the Company who is not also an employee or officer of the Company or a Subsidiary.

(f) "Options" shall mean the stock options, which do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, granted pursuant to this Plan.

(g) "Plan" shall mean this Interpool, Inc. 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors, as adopted by the Board of Directors, as such Plan from time to time may be amended.

(h) "President" shall mean the person who at the time shall be the President of the Company.

(i) "Share" shall mean a share of common stock, par value $0.001 per share, of the Company.

(j) "Subsidiary" shall mean any Company more than 50% of whose stock having general voting power is owned by the Company, or by another Subsidiary, as herein defined, of the Company.

           3.      Plan Administration. The Plan shall be administered by the Board of Directors. The Board of Directors shall establish such rules and procedures as are necessary or advisable to administer the Plan.

           4.      Participant. The class of persons who are potential recipients of Options granted under this Plan consists of Non-Employee, Non-Officer Directors of the Company. The Non-Employee, Non-Officer Directors to whom Options are granted under this Plan shall be determined in accordance with the terms and conditions of this Plan.

           5.       Shares. Subject to the provisions of Section 8 hereof, the total number of Shares that may be issued or transferred and sold pursuant to the Plan shall not exceed 250,000 Shares, all of which may be treasury Shares or authorized but unissued Shares. If the Shares that would be issued or transferred pursuant to any Option are not issued or transferred and cease to be issuable or transferable for any reason, the number of Shares subject to such Option will no longer be charged against the limitation provided for herein and may again be made subject to Options.

           6.      Option Grants. There hereby are granted the following Options to purchase Shares under this Plan:

(a) With respect to each person who is a Non-Employee, Non-Officer Director of the Company on the first business day following the effective date of this Plan:

(i) an Option to purchase 15,000 Shares is granted to such person as of the first business day following the effective date of this Plan; and

(i) an additional Option to purchase 5,000 Shares is granted to such person as of the first business day following each annual meeting of the shareholders of the Company after the effective date of this Plan in each year that this Plan is in effect and while such person continues to be a Non-Employee, Non-Officer Director of the Company.

(b) With respect to each person who first becomes a Non-Employee, Non-Officer Director of the Company subsequent to the first business day following the effective date of this Plan:

(i) an Option to purchase 15,000 Shares is granted to such person as of the first business day following the date on which such person first becomes a Non-Employee, Non-Officer Director; and

(ii) an additional Option to purchase 5,000 Shares is granted to such person as of the first business day following each annual meeting of the shareholders of the Company thereafter in each year that this Plan is in effect and while such person continues to be a Non-Employee, Non-Officer Director of the Company.

           7.      Terms and Conditions of Options.

(a) Form. The form of an Option shall be determined from time to time by the Board of Directors. A certificate of Option signed by the Chairman of the Board of Directors, the President or a Vice President of the Company, attested by the Treasurer or an Assistant Treasurer, or Secretary or an Assistant Secretary of the Company, shall be issued to each person to whom an Option is granted. The certificate of Option for an Option shall be legended to indicate that the Option is not an incentive stock option.

(b) Price. The Option price per Share shall be the Fair Market Value per Share on the date as of which the Option was granted pursuant to Section 6.

(c) Duration. The duration of any Option granted under this Plan shall be a period of ten years from the date upon which the Option was granted.

(d) Restrictions on Transferability of Options. An Option shall not be transferable otherwise than by will or the laws of descent and distribution or as provided in this Section 6(d). Notwithstanding the preceding, the Board of Directors may, in its discretion and subject to such terms and conditions as the Board of Directors shall approve, authorize a transfer of any Option, by the initial holder to (i) the spouse, children, step children, grandchildren or other family members of the initial holder ("Family Members"), (ii) a trust or trusts for the exclusive benefit of such Family Members, (iii) a Company or partnership in which such Family Members and/or the initial holder are the only shareholders or partners, or (iv) such other estate planning persons or entities which the Board of Directors may permit; provided, however, that subsequent transfers of such Option shall be prohibited except by will or the laws of descent and distribution. Following any transfer of such an Option, such Option shall continue to be subject to the same terms and conditions of the Option and of the Plan. The events of termination of service under subparagraph (iii) of Section 6(e) shall continue to be applied to the initial holder, following which a transferred Option shall be exercisable by the transferee only to the extent and for the periods specified under subparagraph (iii) of Section 6(e).

(e) Exercise.

(i) No Option may be exercised until the first anniversary of the date as of which the Option was granted pursuant to Section 6 (the "Grant Date"). One-third of the Shares subject to an Option may be purchased on or after the first anniversary of the Grant Date and an additional one-third of the Shares subject to such Option may be purchased on the second and third anniversaries, respectively, of the Option's Grant Date.

(ii) Notwithstanding the foregoing, the unexercised portion of any Option granted to any Option holder may be exercised in the following circumstances (but in no event after the term of the Option has expired): (a) subject to the provisions of subparagraph (iii) of this Section, upon the disability (to the extent and in a manner as shall be determined by the Board of Directors in its sole discretion) or death of the holder, or (b) upon the occurrence of such special circumstances or events as in the opinion of the Board of Directors merits special consideration.

(iii) All or any part of any Option, to the extent unexercised, shall terminate immediately upon the Option holder's ceasing to serve as a member of the Board of Directors except that the Option holder shall have until the end of the tenth business day following the cessation of his service as a member of the Board of Directors, and no longer, to exercise any unexercised portion of the Option that he could have exercised on the day on which such service as a director terminated; provided that such exercise must be accomplished prior to the expiration of the term of such Option. Notwithstanding the foregoing, if the cessation of service as a director is due to disability (to an extent and in a manner as shall be determined in each case by the Board of Directors in its sole discretion) or to death, the Option holder or the representative of the estate shall have the privilege of exercising the portion of the Option which is unexercised at the time of such disability or death; provided, however, that such exercise must be accomplished prior to the expiration of the term of such Option and (a) within six months of the Option holder's disability, or (b) within twelve months of the Option holder's death, as the case may be. If an Option holder's service as a member of the Board of Directors shall be terminated for cause, as determined by the Board of Directors in its sole discretion (which determination by the Board of Directors shall be conclusive) the unexercised portion of any Option of such Option holder shall terminate immediately upon such termination of the Option holder's service as a member of the Board of Directors and any right to exercise such portion shall be forfeited.

(iv) An Option shall be exercised by the delivery of a written notice duly signed by the Option holder thereof to such effect, together with the Option certificate and the full purchase price of the Shares purchased pursuant to the exercise of the Option, to either of the Chairman of the Board of Directors or an officer of the Company or Subsidiary appointed by the Chairman of the Board for the purpose of receiving the same. Payment of the full purchase price shall be made as follows: (i) in cash; (ii) by check payable to the order of the Company; (iii) by delivery to the Company of Shares already owned by the Option holder for at least six months, which Shares shall be valued at their Fair Market Value on the date of exercise of the Option; (iv) by a cashless exercise method through a registered broker-dealer; or (v) by such other methods as the Board of Directors may permit from time to time. No Option may be granted pursuant to the Plan or exercised at any time when such Option, or the granting or exercise thereof, may result in the violation of any law or governmental order or regulation.

Within a reasonable time after the exercise of an Option, the Company shall cause to be delivered to the person entitled thereto, a certificate for the Shares purchased pursuant to the exercise of the Option. If the Option shall have been exercised with respect to less than all of the Shares subject to the Option, the Company shall also cause to be delivered to the person entitled thereto a new Option certificate in replacement of the certificate surrendered at the time of the exercise of the Option, indicating the number of Shares with respect to which the Option remains available for exercise, or the original Option certificate shall be endorsed to give effect to the partial exercise thereof.

      8.      Adjustments of Optioned Shares. If prior to the complete exercise of any Option there shall be declared and paid a stock dividend upon the Shares of the Company or if the Shares of the Company shall be split up, converted, exchanged, reclassified, or in any way substituted for, then the Option, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option to such number and kind of securities or other property subject to the terms of the Option to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution; and the aggregate purchase price upon the future exercise of the Option shall be the same as if the originally optioned Shares were being purchased thereunder. Any fractional Shares or securities payable upon the exercise of the Option to the holder of the Option as a result of such adjustment shall be payable in cash based upon the Fair Market Value of such Shares or securities at the time of such exercise. If any such event should occur, the number of Shares with respect to which Options remain to be issued, or with respect to which Options may be reissued, shall be adjusted in a similar manner.

           Notwithstanding any other provision of the Plan, in the event of a recapitalization, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or outstanding Shares, the Board of Directors may make such equitable adjustments to the number of Shares and the class of Shares available hereunder or to any outstanding Options as it shall deem appropriate to prevent dilution or enlargement of rights.

      9.      Issuance of Shares and Compliance with Securities Act. The Company may postpone the issuance and delivery of Shares upon any exercise of an Option until (a) the admission of such Shares to listing on any stock exchange on which Shares of the Company of the same class are then listed, and (b) the completion of such registration or other qualification of such Shares under any State or Federal law, rule or regulation as the Company shall determine to be necessary or advisable. Any person exercising an Option shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in the light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), to issue the Shares in compliance with the provisions of the Securities Act or any comparable act. The Company shall have the right, in its sole discretion, to legend any Shares which may be issued pursuant to the exercise of an Option, or may issue stop transfer orders in respect thereof.

      10.      Income Tax Withholding. If the Company or a Subsidiary shall be required to withhold any amounts by reason of any Federal, State or local tax rules or regulations in respect of the issuance of Shares pursuant to the exercise of such Option, the Company shall be entitled to deduct and withhold such amounts from any cash payments to be made to the holder of such Option. In any event, the holder shall make available to the Company or such Subsidiary promptly when requested by the Company or such Subsidiary sufficient funds to meet the requirements of such withholding; and the Company or such Subsidiary shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company or such Subsidiary out of any funds or property due or to become due to the holder of such Option, including Shares issuable in connection with the Option, any of which Shares shall be valued at their Fair Market Value on the date of exercise of the Option.

      11.      Administration and Amendment of the Plan. Except as hereinafter provided, the Board of Directors may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any Options not theretofore granted, and the Board of Directors, with the consent of the affected holder of an Option, may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Option. Notwithstanding the foregoing, any amendment by the Board of Directors which would require shareholder approval pursuant to the rules of any stock exchange on which the Shares are traded shall be subject to the approval of the shareholders of the Company.

           Determinations of the Board of Directors as to any question which may arise with respect to the interpretation of the provisions of the Plan and Options shall be final. The Board of Directors may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and Options effective or provide for their administration, and may take such other action with regard to the Plan and Options as it shall deem desirable to effectuate their purpose.

           The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

      12.      Effective Date. The effective date of this Plan shall be the date on which the Plan is approved by the shareholders of the Company.